Exhibit 99.2

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Huntington Ingalls Industries, Inc.
Newport News, Virginia

We have audited the accompanying consolidated statements of financial position of Huntington Ingalls Industries, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15 (not presented herein). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Huntington Ingalls Industries, Inc. and subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As described in Note 2, the accompanying consolidated financial statements have been derived from the consolidated financial statements and accounting records of the Company’s former parent for periods as of and prior to March 30, 2011. The consolidated financial statements also include expense allocations for certain corporate functions historically provided by the Company’s former parent through March 30, 2011 and does not necessarily reflect the results of operations and cash flows if the Company had been a separate, stand-alone entity during the periods prior to March 31, 2011. These allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from the Company’s former parent.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2014 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
February 27, 2014, except for Notes 8 and 11,
as to which the date is November 10, 2014

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31
(in millions, except per share amounts)	2013	2012	2011
Sales and service revenues
Product sales	$5,801	$5,755	$5,676
Service revenues	1,019	953	899
Total sales and service revenues	6,820	6,708	6,575
Cost of sales and service revenues
Cost of product sales	4,695	4,827	4,794
Cost of service revenues	888	802	777
Income (loss) from operating investments, net	14	18	20
General and administrative expenses	739	739	634
Goodwill impairment	—	—	290
Operating income (loss)	512	358	100
Other income (expense)
Interest expense	(118)	(117)	(104)
Earnings (loss) before income taxes	394	241	(4)
Federal income taxes	133	95	96
Net earnings (loss)	$261	$146	$(100)

Basic earnings (loss) per share	$5.25	$2.96	$(2.05)
Weighted-average common shares outstanding	49.7	49.4	48.8

Diluted earnings (loss) per share	$5.18	$2.91	$(2.05)
Weighted-average diluted shares outstanding	50.4	50.1	48.8

Net earnings (loss) from above	$261	$146	$(100)
Other comprehensive income (loss)
Change in unamortized benefit plan costs	1,159	(605)	(538)
Other	4	—	—
Tax benefit (expense) for items of other comprehensive income	(458)	241	208
Other comprehensive income (loss), net of tax	705	(364)	(330)
Comprehensive income (loss)	$966	$(218)	$(430)

The accompanying notes are an integral part of these consolidated financial statements.

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
($ in millions)	2013	2012
Assets
Current Assets
Cash and cash equivalents	$1,043	$1,057
Accounts receivable, net	1,123	905
Inventoried costs, net	311	288
Deferred income taxes	170	213
Prepaid expenses and other current assets	29	21
Total current assets	2,676	2,484
Property, Plant, and Equipment
Land and land improvements	319	314
Buildings and leasehold improvements	1,531	1,486
Machinery and other equipment	1,235	1,339
Capitalized software costs	216	208
	3,301	3,347
Accumulated depreciation and amortization	(1,404)	(1,313)
Property, plant, and equipment, net	1,897	2,034
Other Assets
Goodwill	881	881
Other purchased intangibles, net	528	548
Pension plan assets	124	—
Long-term deferred tax assets	—	329
Miscellaneous other assets	119	116
Total other assets	1,652	1,874
Total assets	$6,225	$6,392

The accompanying notes are an integral part of these consolidated financial statements.

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION - CONTINUED

	December 31
($ in millions)	2013	2012
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$337	$377
Accrued employees’ compensation	230	235
Current portion of long-term debt	79	51
Current portion of postretirement plan liabilities	139	166
Current portion of workers’ compensation liabilities	230	216
Advance payments and billings in excess of revenues	115	134
Other current liabilities	262	205
Total current liabilities	1,392	1,384
Long-term debt	1,700	1,779
Pension plan liabilities	529	1,301
Other postretirement plan liabilities	477	799
Workers’ compensation liabilities	419	403
Deferred tax liabilities	83	—
Other long-term liabilities	104	59
Total liabilities	4,704	5,725
Commitments and Contingencies (Note 16)
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 50.5 million issued and 48.7 million outstanding as of December 31, 2013, and 49.6 million issued and outstanding as of December 31, 2012	1	—
Additional paid-in capital	1,925	1,894
Retained earnings (deficit)	236	—
Treasury stock	(120)	(1)
Accumulated other comprehensive income (loss)	(521)	(1,226)
Total stockholders’ equity	1,521	667
Total liabilities and stockholders’ equity	$6,225	$6,392

The accompanying notes are an integral part of these consolidated financial statements.

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
($ in millions)	2013	2012	2011
Operating Activities
Net earnings (loss)	$261	$146	$(100)
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	206	165	164
Amortization of purchased intangibles	20	19	20
Amortization of debt issuance costs	9	9	6
Stock-based compensation	44	41	42
Excess tax benefit related to stock-based compensation	(24)	—	—
Deferred income taxes	(28)	79	23
Proceeds from insurance settlement related to investing activities	(58)	—	—
Goodwill impairment	—	—	290
Change in
Accounts receivable	(218)	(194)	17
Inventoried costs	51	116	(87)
Prepaid expenses and other assets	(15)	6	(30)
Accounts payable and accruals	69	(14)	50
Retiree benefits	(86)	(43)	132
Other non-cash transactions, net	5	2	1
Net cash provided by (used in) operating activities	236	332	528
Investing Activities
Additions to property, plant, and equipment	(139)	(162)	(197)
Proceeds from insurance settlement related to investing activities	58	—	—
Net cash provided by (used in) investing activities	(81)	(162)	(197)
Financing Activities
Proceeds from issuance of long-term debt	—	—	1,775
Repayment of long-term debt	(51)	(29)	(22)
Debt issuance costs	(5)	—	(54)
Dividends paid	(25)	(5)	—
Repurchases of common stock	(119)	(1)	—
Proceeds from stock option exercises	7	7	2
Excess tax benefit related to stock-based compensation	24	—	—
Repayment of notes payable to former parent and accrued interest	—	—	(954)
Dividend to former parent in connection with spin-off	—	—	(1,429)
Net transfers from (to) former parent	—	—	1,266
Net cash provided by (used in) financing activities	(169)	(28)	584
Change in cash and cash equivalents	(14)	142	915
Cash and cash equivalents, beginning of period	1,057	915	—
Cash and cash equivalents, end of period	$1,043	$1,057	$915
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$154	$28	$46
Cash paid for interest	$109	$111	$64
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$12	$20	$48

The accompanying notes are an integral part of these consolidated financial statements.

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

($ in millions)	Former Parent's Equity in Unit	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance as of January 1, 2011	$1,939	$—	$—	$—	$—	$(532)	$1,407
Net earnings (loss)	46	—	—	(146)	—	—	(100)
Dividend to former parent	(1,429)	—	—	—	—	—	(1,429)
Contributed surplus	(1,822)	—	1,822	—	—	—	—
Net transfers from (to) former parent	1,266	—	—	—	—	—	1,266
Additional paid-in capital	—	—	45	—	—	—	45
Other comprehensive income (loss), net of tax	—	—	—	—	—	(330)	(330)
Balance as of December 31, 2011	—	—	1,867	(146)	—	(862)	859
Net earnings (loss)	—	—	—	146	—	—	146
Dividends declared ($0.10 per share)	—	—	(5)	—	—	—	(5)
Additional paid-in capital	—	—	32	—	—	—	32
Other comprehensive income (loss), net of tax	—	—	—	—	—	(364)	(364)
Treasury stock activity	—	—	—	—	(1)	—	(1)
Balance as of December 31, 2012	—	—	1,894	—	(1)	(1,226)	667
Net earnings (loss)	—	—	—	261	—	—	261
Dividends declared ($0.50 per share)	—	—	—	(25)	—	—	(25)
Additional paid-in capital	—	—	31	—	—	—	31
Other comprehensive income (loss), net of tax	—	—	—	—	—	705	705
Common stock	—	1	—	—	—	—	1
Treasury stock activity	—	—	—	—	(119)	—	(119)
Balance as of December 31, 2013	$—	$1	$1,925	$236	$(120)	$(521)	$1,521

The accompanying notes are an integral part of these consolidated financial statements.

HUNTINGTON INGALLS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

For more than a century, Huntington Ingalls Industries, Inc. ("HII" or the "Company") has been designing, building, overhauling and repairing ships primarily for the U.S. Navy and the U.S. Coast Guard. HII is organized into two operating segments, Ingalls and Newport News, which also represent its reportable segments. Through its Ingalls segment, HII is the builder of amphibious assault and expeditionary ships for the U.S. Navy, the sole builder of National Security Cutters for the U.S. Coast Guard, and one of only two companies that builds the Navy's current fleet of DDG-51 Arleigh Burke-class destroyers. Through its Newport News segment, HII is the nation's sole designer, builder and refueler of nuclear-powered aircraft carriers, and one of only two companies currently designing and building nuclear-powered submarines for the U.S. Navy. HII is one of the nation's leading full-service providers for the design, engineering, construction and life cycle support of major surface ship programs for the U.S. Navy. As prime contractor, principal subcontractor, team member or partner, HII participates in many high-priority U.S. defense technology programs. The Company conducts substantially all of its business with the U.S. Government, principally the Department of Defense ("DoD").

On March 29, 2011, HII entered into a Separation and Distribution Agreement (the "Separation Agreement") with its former parent company, Northrop Grumman Corporation ("Northrop Grumman"), and Northrop Grumman's subsidiaries (Northrop Grumman Shipbuilding, Inc. and Northrop Grumman Systems Corporation), pursuant to which HII was legally and structurally separated from Northrop Grumman.

Pursuant to the terms of the Separation Agreement, (i) Northrop Grumman completed a corporate reorganization to create a new holding company structure, (ii) HII and Northrop Grumman effected certain transfers of assets and assumed certain liabilities so that each of HII and Northrop Grumman retained both the assets of and liabilities associated with their respective businesses, (iii) subject to certain exceptions, all agreements, arrangements, commitments and undertakings, including all intercompany accounts payable or accounts receivable, including intercompany indebtedness and intercompany work orders between HII and Northrop Grumman, were terminated or otherwise satisfied, effective no later than March 31, 2011 (the "Distribution Date"), (iv) HII and Northrop Grumman agreed to share certain gains and liabilities and (v) on the Distribution Date, Northrop Grumman distributed, on a pro rata basis, all of the issued and outstanding shares of common stock of HII to Northrop Grumman's stockholders via a pro rata dividend (the "spin-off"). One share of HII common stock was distributed for every six shares of Northrop Grumman common stock held by a holder of Northrop Grumman common stock as of the record date for the distribution, March 30, 2011. The shares of common stock of HII began regular way trading on the New York Stock Exchange on March 31, 2011, under the ticker symbol "HII."

Following the spin-off, HII and Northrop Grumman began operating independently of each other, and neither has any ownership interest in the other. In order to govern certain ongoing relationships between HII and Northrop Grumman following the spin-off and to provide mechanisms for an orderly transition, HII and Northrop Grumman entered into agreements pursuant to which certain services were provided and certain post spin-off rights and obligations were addressed. The material agreements entered into with Northrop Grumman in connection with the spin-off include the following: the Separation and Distribution Agreement; Employee Matters Agreement; Insurance Matters Agreement; Intellectual Property License Agreement; Tax Matters Agreement; Transition Services Agreement; and Ingalls Guaranty Performance, Indemnity and Termination Agreement.

In connection with the spin-off, HII entered into new borrowing arrangements designed to provide the Company with adequate liquidity and to fund a $1,429 million contribution to Northrop Grumman. Specifically, HII issued $1,200 million in senior notes and entered into the HII Credit Facility ("Credit Facility") with third-party lenders, which includes a $650 million revolver and a $575 million term loan. See Note 14: Debt. The spin-off from Northrop Grumman was a transaction under common control; therefore, no change in the historical basis of HII's assets or liabilities was recorded as part of the spin-off.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements of HII and its subsidiaries have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and the instructions to Form 10-K promulgated by the Securities and Exchange Commission ("SEC"). All intercompany transactions and balances are eliminated in consolidation. For classification of current assets and liabilities related to its long-term production contracts, the Company uses the duration of these contracts as its operating cycle, which is generally longer than one year. The consolidated financial statements have been derived from the consolidated financial statements and accounting records of Northrop Grumman for periods through the date of the spin-off. Additionally, certain prior year amounts have been reclassified to conform to the current year presentation.

Transactions with Former Parent - Through the date of the spin-off, the consolidated statements of operations include expense allocations for certain corporate functions historically provided to HII by Northrop Grumman, including, but not limited to, human resources, employee benefits administration, treasury, risk management, audit, finance, tax, legal, information technology support, procurement, and other shared services. These allocations are reflected in the consolidated statements of operations within the expense categories to which they relate. The allocations were made on a direct usage basis when identifiable, with the remainder allocated on various bases that are further discussed in Note 20: Related Party Transactions and Former Parent Company Equity.

Transactions between HII and Northrop Grumman through the date of the spin-off are reflected as effectively settled for cash at the time of the transaction and are included in financing activities in the consolidated statements of cash flows. The net effect of these transactions is reflected in the Former Parent's Equity in Unit section in the consolidated statements of changes in equity.

The HII consolidated financial statements may not be indicative of HII's future performance and, for periods prior to the spin-off, do not necessarily reflect what the results of operations, financial position, and cash flows would have been had HII operated as a stand-alone company.

Accounting Estimates - The preparation of the Company's consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information, and actual results could differ materially from those estimates. The Bipartisan Budget Act of 2013 established budget top lines and provided sequestration relief for 2014 and 2015. Sequestration remains in effect for 2016 through 2021 and could result in significant decreases in DoD spending that could negatively impact the Company's revenues and its estimated recovery of goodwill and other long-lived assets.

Revenue Recognition - The majority of the Company's business is derived from long-term contracts for the construction of naval vessels, production of goods, and services provided to the federal government, principally the U.S. Navy. In accounting for these contracts, the Company extensively utilizes the cost-to-cost measure of the percentage-of-completion method of accounting, principally based upon direct labor dollars or total costs incurred. Under this method, sales, including estimated earned fees or profits, are recorded as costs are incurred. Contract sales are generally calculated based on either the percentage that direct labor costs incurred bear to total estimated direct labor costs at completion or the percentage that total costs incurred bear to total estimated costs at completion. For certain contracts that provide for deliveries of a substantial number of similar units, sales are accounted for using units of delivery as the basis to measure progress toward completion. Certain contracts contain provisions for price redetermination or for cost and/or performance incentives. Such redetermined amounts or incentives are included in sales when the amounts can reasonably be determined and estimated. Amounts representing contract change orders, claims, requests for equitable adjustment, or limitations in funding are included in sales only when they can be reliably estimated and realization is probable. The Company estimates profit as the difference between total estimated revenues and total estimated cost of a contract and recognizes that profit over the life of the contract based on progress toward completion. If the Company estimates a contract will result in a loss, the full amount of the estimated loss is recognized against income in the period in which the loss is identified.

The Company classifies contract revenues as product sales or service revenues depending upon the predominant attributes of the relevant underlying contracts. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. Loss provisions are first offset against costs that are included in unbilled accounts receivable or inventoried costs, with any remaining amount reflected in other current liabilities. The Company recognizes changes in estimates of contract sales, costs, and profits using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimate had been the original estimate. For the years ended December 31, 2013, 2012 and 2011, net cumulative catch-up adjustments increased operating income by $113 million, $62 million and $54 million, respectively, and increased diluted earnings per share by $1.46, $0.80 and $1.10, respectively.

General and Administrative Expenses - In accordance with industry practice and regulations that govern the cost accounting requirements for government contracts, most general corporate expenses incurred at both the segment and corporate locations are considered allowable and allocable costs on government contracts. These costs are allocated to contracts in progress on a systematic basis, and contract performance factors include this as an element of cost.

General and administrative expenses also include certain other costs that are not allocable to government contracts, primarily consisting of the FAS/CAS Adjustment and the provision for deferred state income taxes. The FAS/CAS Adjustment reflects the difference between pension and postretirement benefits expenses determined in accordance with U.S. Financial Accounting Standards ("FAS") and pension and postretirement benefit expenses allocated to individual contracts determined in accordance with U.S. Cost Accounting Standards ("CAS"). Deferred state income taxes reflect the change in deferred state tax assets and liabilities in the period.

Research and Development - Company-sponsored research and development activities primarily include independent research and development ("IR&D") efforts related to experimentation, design, development and test activities for government programs. IR&D expenses are included in general and administrative expenses and are generally allocated to government contracts. Company-sponsored IR&D expenses totaled $22 million, $21 million and $24 million for the years ended December 31, 2013, 2012 and 2011, respectively. Expenses for research and development sponsored by the customer are charged directly to the related contracts.

Product Warranty Costs - The Company provides certain product warranties that require repair or replacement of non-conforming items for a specified period of time often subject to a specified monetary coverage limit. The Company's product warranties are provided under government contracts, the costs of which are immaterial and are included in contract costs for purposes of using the percentage-of-completion method of accounting.

Environmental Costs - Environmental liabilities are accrued when the Company determines remediation costs are probable and such amounts are reasonably estimable. When only a range of amounts is established and no amount within the range is more probable than another, the minimum amount in the range is recorded. Environmental liabilities are recorded on an undiscounted basis. Environmental expenditures are expensed or capitalized as appropriate. Capitalized expenditures, if any, relate to long-lived improvements in currently operating facilities. The Company does not record insurance recoveries before collection is probable and, as of December 31, 2013 and 2012, did not have any accrued receivables related to insurance reimbursements or recoveries for environmental matters.

Fair Value of Financial Instruments - The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The accounting standard provides a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. The three levels of inputs consist of:

Level 1:	Quoted prices in active markets for identical assets and liabilities.

Level 2:
Observable inputs, other than Level 1 prices, such as: quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or that the Company corroborates with observable market data for substantially the full term of the related assets or liabilities.

Level 3:	Unobservable inputs supported by little or no market activity that are significant to the fair value of the assets and liabilities.

Except for long-term debt and available-for-sale securities held in trust, the carrying amounts of the Company's financial instruments recorded at historical cost approximate fair value due to the short-term nature of the instruments.

The Company maintains multiple rabbi trusts established to fund certain non-qualified pension plans. These trusts consist of available-for-sale investments primarily in marketable securities. The assets are held at fair value, and nearly all investments held in the trusts are valued within level 1 of the fair value hierarchy. The rabbi trusts were valued at $40 million and $33 million as of December 31, 2013 and 2012, respectively, and are presented within miscellaneous other assets within the Consolidated Statements of Financial Position.
Asset Retirement Obligations - Environmental remediation and/or asset decommissioning may be required when the Company ceases to utilize certain facilities. The Company records, within other current liabilities, all known asset retirement obligations for which the liability's fair value can be reasonably estimated, including certain asbestos removal, asset decommissioning and lease restoration obligations. The changes in the asset retirement obligation carrying amounts for the years ended December 31, 2013, 2012 and 2011, were as follows:

($ in millions)	Asset Retirement Obligations
Balance as of January 1, 2011	$20
Obligation relating to the future retirement of a facility	5
Balance as of December 31, 2011	25
Obligation relating to the future retirement of a facility	1
Revision of estimate	(3)
Accretion expense	2
Balance as of December 31, 2012	25
Balance as of December 31, 2013	$25

The Company also has known conditional asset retirement obligations related to assets currently in use, such as certain asbestos remediation and asset decommissioning activities to be performed in the future, that were not reasonably estimable as of December 31, 2013, due to insufficient information about the timing and method of settlement of the obligation. Accordingly, the fair value of these obligations has not been recorded in the consolidated financial statements. In addition, there may be conditional environmental asset retirement obligations that the Company has not yet discovered.

Income Taxes - Income tax expense and other income tax related information contained in the financial statements for periods before the spin-off are presented as if the Company filed its own tax returns on a stand-alone basis, while similar information for periods after the spin-off reflect the Company's positions as filed in its own tax returns. Income tax expense and other related information are based on the prevailing statutory rates for U.S. federal income taxes and the composite state income tax rate for the Company for each period presented. State and local income and franchise tax provisions are allocable to contracts in process and, accordingly, are included in general and administrative expenses.

Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement purposes than for tax return purposes. Deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates expected to be in effect when the deferred tax items reverse in future periods. Determinations of the expected realizability of deferred tax assets and the need for any valuation allowances against these deferred tax assets were evaluated based upon the stand-alone tax attributes of the Company, and valuation allowances of $12 million and $21 million were deemed necessary as of December 31, 2013 and 2012, respectively.

Uncertain tax positions meeting the more-likely-than-not recognition threshold, based on the merits of the position, are recognized in the financial statements. We recognize the amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority. If a tax position does not meet the minimum statutory threshold to avoid payment of penalties, we recognize an expense for the amount of the penalty in the period the tax position is claimed or expected to be claimed in our tax return. Penalties and accrued interest related to uncertain tax positions are recognized as a component of income tax expense. Changes in accruals associated with uncertain tax positions are recorded in earnings in the period they are determined.

Cash and Cash Equivalents - The carrying amounts of cash and cash equivalents approximate fair value due to the short-term nature of these assets, having original maturity dates of 90 days or less.

Accounts Receivable - Accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled, certain estimated contract change amounts, claims or requests for equitable adjustment in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion.

Inventoried Costs - Inventoried costs primarily relate to work in process under contracts that recognize revenues using labor dollars or units of delivery as the basis of the percentage-of-completion calculation. These costs represent accumulated contract costs less cost of sales as calculated using the percentage-of-completion method, not in excess of recoverable value. Accumulated contract costs include direct production costs, factory and engineering overhead, production tooling costs, and, for government contracts, allowable general and administrative expenses. Under the Company's U.S. Government contracts, the customer asserts title to, or a security interest in, inventories related to such contracts as a result of contract advances, performance-based payments, and progress payments. In accordance with industry practice, inventoried costs are classified as a current asset and include amounts related to contracts having production cycles longer than one year. Inventoried costs also include company owned raw materials, which are stated at the lower of cost or market, generally using the average cost method.

Advance Payments and Billings in Excess of Revenues - Payments received in excess of inventoried costs and revenues are recorded as advance payment liabilities.

Property, Plant, and Equipment - Depreciable properties owned by the Company are recorded at cost and depreciated over the estimated useful lives of individual assets. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are expensed. Costs incurred for computer software developed or obtained for internal use are capitalized and amortized over the expected useful life of the software, not to exceed nine years. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease.

The remaining assets are depreciated using the straight-line method, with the following lives:

	Years
Land improvements	3	-	40
Buildings and improvements	3	-	60
Capitalized software costs	3	-	9
Machinery and other equipment	2	-	45

The Company evaluates the recoverability of its property, plant, and equipment when there are changes in economic circumstances or business objectives that indicate the carrying value may not be recoverable. The Company's evaluations include estimated future cash flows, profitability, and other factors in determining fair value. As these assumptions and estimates may change over time, it may or may not be necessary to record impairment charges.

Leases - The Company uses its incremental borrowing rate in the assessment of lease classification as capital or operating and defines the initial lease term to include renewal options determined to be reasonably assured. The Company conducts operations primarily under operating leases.

Many of the Company's real property lease agreements contain incentives for tenant improvements, rent holidays, or rent escalation clauses. For incentives for tenant improvements, the Company records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the Company records minimum rental expenses on a straight-line basis over the term of the lease. For purposes of recognizing lease incentives, the Company uses the date of initial possession as the commencement date, which is generally the date on which the Company is given the right of access to the space and begins to make improvements in preparation for the intended use.

Goodwill and Other Purchased Intangible Assets - The Company performs impairment tests for goodwill as of November 30 of each year, or when evidence of potential impairment exists, by first comparing the carrying value of net assets to the fair value of the related operations. If the fair value is determined to be less than the carrying value, a second step is performed to determine if goodwill is impaired by comparing the estimated fair value of goodwill to its carrying value. Purchased intangible assets are amortized on a straight-line basis over their estimated useful lives, and the carrying value of these assets is reviewed for impairment when events indicate that a potential impairment may have occurred.

Equity Method Investments - Investments in which the Company has the ability to exercise significant influence over the investee but does not own a majority interest or otherwise control are accounted for under the equity method of accounting and are included in other assets in its consolidated statements of financial position. The Company's equity investments align strategically and are integrated with the Company's operations, and therefore the Company's share of the net earnings or losses of the investee is included in operating income (loss). The Company evaluates its equity investments for other than temporary impairment whenever events or changes in business circumstances indicate that the carrying amounts of such investments may not be fully recoverable. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period.

Self-Insured Group Medical Insurance - The Company maintains a self-insured group medical insurance plan. The plan is designed to provide a specified level of coverage for employees and their dependents. Estimated liabilities for incurred but not paid claims utilize actuarial methods based on various assumptions, which include, but are not limited to, HII's historical loss experience and projected loss development factors.

Self-Insured Workers' Compensation Plan - The operations of the Company are subject to federal and state workers' compensation laws. The Company maintains self-insured workers' compensation plans, in addition to participating in federally administered second injury workers' compensation funds. The Company estimates the required liability of claims and funding requirements on a discounted basis utilizing actuarial methods based on various assumptions, which include, but are not limited to, the Company's historical loss experience and projected loss development factors as compiled in an annual actuarial study. Related self-insurance accruals include amounts related to the liability for reported claims and an estimated accrual for claims incurred but not reported. The Company's workers' compensation liability was discounted at 2.16% and 1.59% as of December 31, 2013 and 2012, respectively. These discount rates were determined using a risk-free rate based on future payment streams. Workers' compensation benefit obligations on an undiscounted basis were $792 million and $719 million as of December 31, 2013 and 2012, respectively.

Litigation, Commitments, and Contingencies - Amounts associated with litigation, commitments, and contingencies are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Restructuring - The Company has recorded accruals in conjunction with its restructuring activities in other current liabilities. These accruals include estimates primarily related to facility consolidations and closures, asset retirement obligations, long-lived asset write-downs, employment reductions and contract termination costs. Actual costs may vary from these estimates. Restructuring related accruals are reviewed and adjusted when circumstances require such a change.

Deferred Contract Costs - Pension and other postretirement benefit costs are allocated to the Company's contracts as allowed costs based upon CAS. The CAS requirements for these retirement related benefit costs differ from FAS. Given the inability to match with reasonable certainty individual expense and income items between the CAS and FAS requirements to determine specific recoverability, the Company has not estimated the incremental FAS income or expense recoverable under its expected future contract activity and therefore did not defer any FAS expense for pension and other postretirement benefit plans in 2013, 2012 or 2011.

Retirement Related Benefit Costs - The Company accounts for its retirement related benefit plans on the accrual basis. The measurements of obligations, costs, assets, and liabilities require significant judgment. The costs of benefits provided by defined benefit pension plans are recorded in the period participating employees provide service. The costs of benefits provided by other postretirement benefit plans are recorded in the period participating employees attain full eligibility. The discount rate assumption is defined under GAAP as the rate at which the plan's obligation could be effectively settled. The discount rate is established for each of the retirement related benefit plans at its respective measurement date.

The expected return on plan assets component of retirement related costs is used to calculate net periodic expense. Unless plan assets and benefit obligations are subject to remeasurement during the year, the expected return on assets is based on the fair value of plan assets at the beginning of the year. The costs of plan amendments that provide benefits already earned by plan participants (prior service costs and credits) are deferred in accumulated other comprehensive income and amortized over the expected period the employees provide service, which is approximately 10 years. Actuarial gains and losses arising from differences from actual experience or changes in assumptions are deferred in accumulated other comprehensive income. This unrecognized amount is amortized to the extent it exceeds 10% of the greater of the plan's benefit obligation or plan assets. The amortization period for actuarial gains and losses is the estimated average remaining service life of the plan participants, which is approximately 10 years.

The Company recognizes the funded status of each retirement related benefit plan as an asset or liability in its consolidated statements of financial position. The funded status represents the difference between the plan's benefit obligation and the fair value of the plan's assets. Unrecognized deferred amounts such as demographic or asset gains or losses and the impacts of plan amendments are included in accumulated other comprehensive income and amortized as previously described.

Stock Compensation - Stock-based compensation value is determined based on the closing market price of the Company's common stock on grant date and the expense is recognized over the vesting period. At each reporting date, the number of shares is adjusted, based on the achievement of performance-based targets, to equal the number ultimately expected to vest.

3. ACCOUNTING STANDARDS UPDATES

In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2013-02 "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income" ("ASU 2013-02"). This update requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income (loss) by component, and their corresponding effects on net income if required under GAAP to be reclassified to net income in their entirety in the same reporting period; otherwise, cross-reference to other disclosures is required. ASU 2013-02 is effective for all reporting periods beginning after December 15, 2012. The Company adopted ASU 2013-02 as of January 1, 2013 without material impact on the Company's consolidated financial statements. See Note 6: Stockholders' Equity.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11 "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)" ("ASU 2013-11"). The amendments in ASU 2013-11 provide guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit to be presented as a decrease in a deferred tax asset where a net operating loss, a similar tax loss, or a tax credit carryforward exists and certain criteria are met. This update will become effective for the interim period beginning January 1, 2014, applied prospectively. Based upon its evaluation, the Company has determined that the standard update will not have a material impact on its consolidated financial statements.

4. AVONDALE

In 2010, plans were announced to consolidate the Company's Ingalls military shipbuilding operations by winding down military shipbuilding at the Avondale, Louisiana facility in 2013 after completion of LPD-class ships that were under construction at this facility. The Company intends to build future LPD-class ships at the Company's Pascagoula, Mississippi, facility, although the Company intends to utilize the Avondale facility into 2014 to complete construction of certain LPD assemblies. The consolidation is intended to reduce costs, increase efficiency, and address shipbuilding overcapacity.

In connection with and as a result of the decision to wind down military shipbuilding at the Avondale, Louisiana facility, the Company began incurring and paying related costs, including, but not limited to, severance expense, relocation expense, and asset write-downs related to the Avondale facilities. Management's current estimate of these expenditures is $256 million. Such costs are expected to be recoverable under existing flexibly-priced contracts or future negotiated contracts in accordance with Federal Acquisition Regulation ("FAR") provisions for the treatment of restructuring and shutdown related costs. The Company is currently in discussions with the U.S. Navy regarding its cost submission to support the recoverability of these costs under the FAR and applicable contracts.

The Defense Contract Audit Agency ("DCAA"), a DoD agency, prepared an initial audit report on the Company's July 30, 2010 cost proposal for restructuring and shutdown related costs of $310 million, which stated that the proposal was not adequately supported for the DCAA to reach a conclusion and questioned approximately $25 million, or 8%, of the costs submitted by the Company. The Company then submitted a revised proposal dated October 12, 2011 to address the concerns of the DCAA and to reflect a revised estimated total cost of $271 million. The Company received a supplemental audit report, which again stated that the proposal was not sufficiently supported to allow the DCAA to reach a conclusion. However, the report, while qualified and not final, supports the Company's position that, in general, most of the categories of costs incorporated in the proposal are allowable as restructuring activities. The amount and percentage of questioned costs are materially unchanged from the previous audit report. The Company submitted another revised proposal in February 2013 further addressing the DCAA concerns and supporting management's current restructuring cost estimate of $256 million.

Ultimately, the Company anticipates agreement with the U.S. Navy that is substantially in accordance with management's cost recovery expectations. Accordingly, HII has treated these costs as allowable costs in determining the earnings performance on its contracts in process. The actual restructuring expenses related to the wind down may be greater than the Company's current estimate, and any inability to recover such costs could result in a material effect on the Company's consolidated financial position, results of operations or cash flows.

The Company also evaluated the effect that the wind down of the Avondale facilities might have on the benefit plans in which HII employees participate. HII determined that the impact of a curtailment and other resulting adjustments in these plans was not material to its consolidated financial position, results of operations or cash flows.

Although closure is still the baseline assumption for Avondale, the Company is pursuing other opportunities to utilize this facility. On September 26, 2013, the New Orleans Metals Trades ratified a new labor agreement in connection with the Company's pursuit of other opportunities at Avondale. In addition, the Company intends to utilize the facility into 2014 to complete construction of certain LPD assemblies. Ultimately, if the Company is successful in pursuing such opportunities, and Avondale were to remain open, the Company would submit a revised restructuring proposal to the U.S. Navy consistent with this change. In such event, the Company expects the total estimated restructuring costs would decrease. While the restructuring costs that are currently capitalized, consisting primarily of severance and retention payments as well as retired fixed assets, should remain recoverable under existing or future U.S. Navy contracts, other costs would remain as part of the Avondale cost structure associated with Avondale's new line of business.

The following table summarizes the changes in the Company's liability for restructuring and shutdown related costs associated with winding down the Avondale facility. As of December 31, 2013 and 2012, these costs were comprised primarily of employee severance and retention payments, as well as incentive bonuses. These amounts were capitalized in inventoried costs, and will be expensed as part of cost of product sales beginning in 2014.

($ in millions)	Compensation	Other Accruals	Total
Balance as of January 1, 2011	$27	$39	$66
Payments	(24)	(36)	(60)
Adjustments	47	(3)	44
Balance as of December 31, 2011	50	—	50
Payments	(50)	—	(50)
Adjustments	24	—	24
Balance as of December 31, 2012	24	—	24
Payments	(27)	—	(27)
Adjustments	17	—	17
Balance as of December 31, 2013	$14	$—	$14

5. GULFPORT

On September 3, 2013, the Company announced the closing of its Gulfport Composite Center of Excellence in Gulfport, Mississippi, part of the Ingalls reportable segment, which it intends to complete by the end of the second quarter of 2014. In connection with this closure, the Company expects to incur total costs of approximately $57 million, consisting primarily of approximately $52 million in accelerated depreciation of fixed assets and $5 million in personnel, facility shutdown, and other related costs. These costs reduced operating income for the year ended December 31, 2013, by $16 million, net of recoveries under the Company's contracts. The Company anticipates no material impact on operating income in subsequent periods. In January 2014, the Company received a Contracting Officer letter taking exception to the Company's timing of recognition of the Gulfport closure costs. The Company believes the ultimate resolution of this matter will not result in a material effect on its consolidated financial position, results of operations or cash flows.

6. STOCKHOLDERS' EQUITY

Common Stock - As of December 31, 2013, the Company had 50.5 million shares of common stock issued and 48.7 million shares of common stock outstanding. As of December 31, 2012, the Company had 49.6 million shares of common stock issued and outstanding. Changes in the Company's number of outstanding shares for the year ended December 31, 2013 resulted from shares purchased in the open market under the Company's stock repurchase program and share activity under its stock compensation plans. See Note 19: Stock Compensation Plans.

Treasury Stock - During 2012, the Company's board of directors authorized a program to repurchase up to $150 million of the Company's common stock prior to October 31, 2015, as part of a balanced cash deployment strategy. In 2013, the Company's board of directors authorized an increase in the stock repurchase program from $150 million to $300 million and an extension of the term of the program from October 31, 2015, to October 31, 2017. Repurchases are made from time to time at management's discretion in accordance with applicable federal securities laws. For the years ended December 31, 2013 and 2012, the Company repurchased 1,722,991 and 31,008 shares, respectively, at a cost of $119 million and $1 million, respectively. The cost of purchased shares is recorded as treasury stock in the consolidated statements of financial position.

Dividends - In October 2013, the Company's board of directors authorized an increase in the Company's quarterly cash dividend to $0.20 from the $0.10 per share quarterly cash dividend the board of directors authorized in November 2012. The Company paid dividends totaling $25 million ($0.50 per share) and $5 million ($0.10 per share) in the years ended December 31, 2013 and 2012, respectively.

Accumulated Other Comprehensive Income - Other comprehensive income (loss) refers to gains and losses recorded as an element of stockholders' equity but excluded from net earnings (loss). The accumulated other comprehensive loss as of December 31, 2013 and 2012, was comprised of unamortized benefit plan costs of $523 million and $1,226 million, respectively, and other comprehensive income items of $2 million and less than $1 million, respectively. The changes in accumulated other comprehensive income (loss) by component for the years ended December 31, 2013, 2012 and 2011, were as follows:

($ in millions)	Benefit Plans	Other	Total
Balance as of December 31, 2010	$(532)	$—	$(532)
Other comprehensive income (loss) before reclassifications	(588)	—	(588)
Amounts reclassified from accumulated other comprehensive income (loss)
Amortization of prior service cost (credit)[1]	5	—	5
Amortization of net actuarial loss (gain)[1]	45	—	45
Tax benefit (expense) for items of other comprehensive income	208	—	208
Net current period other comprehensive income (loss)	(330)	—	(330)
Balance as of December 31, 2011	(862)	—	(862)
Other comprehensive income (loss) before reclassifications	(700)	—	(700)
Amounts reclassified from accumulated other comprehensive income (loss)
Amortization of prior service cost (credit)[1]	5	—	5
Amortization of net actuarial loss (gain)[1]	90	—	90
Tax benefit (expense) for items of other comprehensive income	241	—	241
Net current period other comprehensive income (loss)	(364)	—	(364)
Balance as of December 31, 2012	(1,226)	—	(1,226)
Other comprehensive income (loss) before reclassifications	1,028	4	1,032
Amounts reclassified from accumulated other comprehensive income (loss)
Amortization of prior service cost (credit)[1]	(3)	—	(3)
Amortization of net actuarial loss (gain)[1]	134	—	134
Tax benefit (expense) for items of other comprehensive income	(456)	(2)	(458)
Net current period other comprehensive income (loss)	703	2	705
Balance as of December 31, 2013	$(523)	$2	$(521)

1 These accumulated comprehensive income (loss) components are included in the computation of net periodic benefit cost. See Note 18: Employee Pension and Other Postretirement Benefits. The tax expense associated with amounts reclassified from accumulated other comprehensive income (loss) for the years ended December 31, 2013, 2012 and 2011, was $46 million, $33 million, and $18 million, respectively.

Former Parent's Equity in Unit - Former Parent's Equity in Unit in the consolidated statements of changes in equity represents Northrop Grumman's historical investment in its shipbuilding operations, the net effect of cost allocations from and transactions with Northrop Grumman, net cash activity, and HII's accumulated earnings prior to the spin-off.

After the spin-off from Northrop Grumman, HII had 48,765,841 shares of common stock outstanding. The remaining Former Parent's Equity in Unit balance, after the separation adjustments were recorded, was transferred to additional paid-in capital. Retained earnings reflected in the consolidated statements of financial position represent net earnings after separation, as all prior earnings were transferred to additional paid-in capital.

7. EARNINGS PER SHARE

The calculation of basic and diluted earnings per common share was as follows:

	Year Ended December 31
(in millions, except per share amounts)	2013	2012	2011
Net earnings (loss)	$261	$146	$(100)

Weighted-average common shares outstanding	49.7	49.4	48.8
Net effect of dilutive stock options	0.3	0.2	—
Net effect of dilutive restricted stock rights	0.3	0.2	—
Net effect of dilutive restricted performance stock rights	0.1	0.3	—
Dilutive weighted-average common shares outstanding	50.4	50.1	48.8

Earnings (loss) per share - basic	$5.25	$2.96	$(2.05)
Earnings (loss) per share - diluted	$5.18	$2.91	$(2.05)

The Company's calculation of diluted earnings per common share includes the dilutive effects of the assumed exercise of stock options and vesting of restricted stock based on the treasury stock method. Under this method, the Company has excluded the effects of 0.5 million stock options, 0.3 million Restricted Stock Rights ("RSRs") and 1.0 million Restricted Performance Stock Rights ("RPSRs") from the diluted share amounts presented above for the year ended December 31, 2013.

The amounts presented above for the year ended December 31, 2012, exclude the impact of 0.9 million stock options, 0.4 million RSRs and 1.3 million RPSRs under the treasury stock method.

On March 30, 2011, the record date of the stock distribution associated with the spin-off, approximately 48.8 million shares of $0.01 par value HII common stock were distributed to Northrop Grumman stockholders. This share amount was utilized for the calculation of basic and diluted earnings (loss) per common share for the three months ended March 31, 2011, and all prior periods, as no common stock of the Company existed prior to March 30, 2011, and the impact of dilutive securities in the three month period ended March 31, 2011, was not meaningful.

8. SEGMENT INFORMATION

The Company is organized into two reportable segments, Ingalls and Newport News, consistent with how management makes operating decisions and assesses performance. In 2014, the Company realigned its segments in order to optimize its operating structure. As a result of this realignment, the Company's AMSEC and Continental Maritime of San Diego ("CMSD") businesses were transferred from the Ingalls segment to the Newport News segment. The Company has reflected the 2014 realignment in prior financial reporting periods on an as-if basis, which has resulted in the transfer of revenue, operating profit, assets, and liabilities between the Ingalls and Newport News segments. None of these changes impacted our previously reported consolidated financial position, results of operations or cash flows.

U.S. Government Sales - Revenues from the U.S. Government include revenues from contracts for which HII is the prime contractor as well as contracts for which the Company is a subcontractor and the ultimate customer is the U.S. Government. The Company derives substantially all of its revenues from the U.S. Government.

Assets - Substantially all of the Company's assets are located or maintained in the United States.

Results of Operations by Segment

	Year Ended December 31
($ in millions)	2013	2012	2011
Sales and Service Revenues
Ingalls	$2,441	$2,532	$2,582
Newport News	4,382	4,180	4,010
Intersegment eliminations	(3)	(4)	(17)
Total sales and service revenues	$6,820	$6,708	$6,575
Operating Income (Loss)
Ingalls	$165	$85	$(230)
Newport News	402	372	352
Total segment operating income (loss)	567	457	122
Non-segment factors affecting operating income (loss)
FAS/CAS Adjustment	(61)	(80)	(23)
Deferred state income taxes	6	(19)	1
Total operating income (loss)	$512	$358	$100

Sales transactions between segments are generally recorded at cost.

Goodwill Impairment Charge - The operating loss at Ingalls for the year ended December 31, 2011, reflects a goodwill impairment charge of $290 million.

Other Financial Information

The following tables present, by segment, the Company's assets, capital expenditures, and depreciation and amortization.

	December 31
($ in millions)	2013	2012	2011
Assets
Ingalls	$1,663	$1,620	1,637
Newport News	3,111	3,068	2,960
Corporate	1,451	1,704	1,472
Total assets	$6,225	$6,392	$6,069

	Year Ended December 31
($ in millions)	2013	2012	2011
Capital Expenditures
Ingalls	$44	$37	$60
Newport News	93	125	134
Corporate	2	—	3
Total capital expenditures	$139	$162	$197

	Year Ended December 31
($ in millions)	2013	2012	2011
Depreciation and Amortization
Ingalls	$125	$89	$91
Newport News	100	95	93
Corporate	1	—	—
Total depreciation and amortization	$226	$184	$184

9. ACCOUNTS RECEIVABLE, NET

Unbilled amounts represent sales for which billings have not been presented to customers at year-end. These amounts are usually billed and collected within one year. Accounts receivable at December 31, 2013, are expected to be collected in 2014, except for approximately $261 million due in 2015 and $151 million due in or after 2016.

Because the Company's accounts receivable are primarily with the U.S. Government or with companies acting as a contractor to the U.S. Government, the Company does not have material exposure to accounts receivable credit risk.

Accounts receivable were composed of the following:

	December 31
($ in millions)	2013	2012
Due From U.S. Government
Amounts billed	$143	$158
Recoverable costs and accrued profit on progress completed - unbilled	944	701
	1,087	859
Due From Other Customers
Amounts billed	28	33
Recoverable costs and accrued profit on progress completed - unbilled	15	17
	43	50
Total accounts receivable	1,130	909
Allowances for doubtful accounts	(7)	(4)
Total accounts receivable, net	$1,123	$905

10. INVENTORIED COSTS, NET
Inventoried costs were composed of the following:

	December 31
($ in millions)	2013	2012
Production costs of contracts in process	$218	$198
General and administrative expenses	2	3
	220	201
Progress payments received	—	(1)
	220	200
Raw material inventory	91	88
Total inventoried costs, net	$311	$288

11. GOODWILL AND OTHER PURCHASED INTANGIBLE ASSETS

Goodwill

HII performs impairment tests for goodwill as of November 30 of each year and between annual impairment tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company's reporting units below their carrying value. Reporting units are aligned with shipbuilding and ship repair activities. The Company determined that the estimated fair value of each reporting unit exceeded its corresponding carrying value as of November 30, 2013 and 2012.

The Company recorded a $290 million non-cash goodwill impairment charge in its Ingalls segment in the year ended December 31, 2011, in light of the adverse equity market conditions that began in the second quarter of 2011 and the resultant decline in industry market multiples and the Company's market capitalization. Due to the complexities involved in determining the implied fair value of the goodwill of each reporting unit, the Company initially recorded a preliminary goodwill impairment charge of $300 million in the third quarter of 2011, which represented its best estimate of the impairment amount at the time of the filing of the Company's third quarter report. The goodwill impairment charge was later adjusted to $290 million in the fourth quarter of 2011, based on the final impairment analysis. The goodwill at the Ingalls segment has no tax basis, and, accordingly, there was no tax benefit associated with recording the impairment charge. No goodwill impairment was recognized at the Newport News segment, as the Company's analysis indicated its fair value was in excess of its carrying value as of September 30, 2011.

Prior to completing the second step related to the goodwill impairment charge in 2011, HII tested its purchased intangible assets and other long-lived assets for impairment, and the carrying values of these assets were determined not to be impaired.

Accumulated goodwill impairment losses as of both December 31, 2013 and 2012, were $2,755 million. The accumulated goodwill impairment losses for Ingalls as of both December 31, 2013, and 2012, were $1,568 million. The accumulated goodwill impairment losses for Newport News as of both December 31, 2013, and 2012, were $1,187 million.

There were no changes in the carrying amounts of goodwill during 2013 and 2012.

($ in millions)	Ingalls	Newport News	Total
Balance as of January 1, 2012	$175	$706	$881
Balance as of December 31, 2012	175	706	881
Balance as of December 31, 2013	$175	$706	$881

Purchased Intangible Assets

The following table summarizes the Company's aggregate purchased intangible assets, all of which are program related intangible assets.

	December 31
($ in millions)	2013	2012
Gross carrying amount	$939	$939
Accumulated amortization	(411)	(391)
Net carrying amount	$528	$548

The Company's purchased intangible assets are being amortized on a straight-line basis over an aggregate weighted-average period of 40 years. Net intangible assets consist principally of amounts pertaining to nuclear-powered aircraft carrier and submarine program intangibles whose useful lives have been estimated based on the long life cycle of the related programs. Amortization expense for the years ended December 31, 2013, 2012 and 2011, was $20 million, $19 million and $20 million, respectively.

The Company expects amortization for purchased intangibles of approximately $20 million annually for the next five years.

12. BUSINESS ARRANGEMENTS

HII periodically enters into business arrangements with non-affiliated entities. These arrangements generally consist of business ventures designed to deliver collective capabilities that would not have been available to the venture's participants individually, and provide a single point of contact during contract performance to the entity's principal customer. In some arrangements, each equity participant receives a subcontract from the business venture for a pre-determined scope of work. In other cases, the arrangements rely primarily on the assignment of key personnel to the venture from each equity participant rather than subcontracts for a specific work scope. Based on the terms of these arrangements and the relevant GAAP related to consolidation accounting for such entities, the Company does not consolidate the financial position, results of operations, or cash flows of these entities into its consolidated financial statements, but accounts for them under the equity method. To the extent HII acts as a subcontractor in these arrangements, HII's subcontract activities are recorded in the same manner as sales to non-affiliated entities.

In May 2007, the Company signed a joint venture agreement with Fluor Federal Services, Inc. and Honeywell International Inc. for a nominal initial investment, whereby Savannah River Nuclear Solutions, LLC ("SRNS") was formed to manage and operate the Savannah River Site for the Department of Energy and the National Nuclear Security Administration. As of December 31, 2013 and 2012, the Company's ownership interest was approximately 34%, with carrying amounts of $6 million and $4 million, respectively. The investment in SRNS is being accounted for using the equity method under the Company's Newport News operating segment, and the total investment is classified as miscellaneous other assets in the Company's consolidated statements of financial position. During the years ended December 31, 2013, 2012 and 2011, the Company received cash dividends from SRNS in the amounts of $13 million, $17 million and $20 million, respectively, which were recorded as reductions in the Company's investment in SRNS.

The following table presents summarized financial information for the Company's equity method investments:

Assets and Liabilities

	December 31
($ in millions)	2013	2012
Current assets	$62	$43
Current liabilities	35	21
Long-term liabilities	8	8

Results of Operations

	Year Ended December 31
($ in millions)	2013	2012	2011
Sales and services revenues	$1,032	$1,316	$1,474
Operating income	42	50	23
Net earnings	42	50	23

13. INCOME TAXES

The Company's earnings are entirely domestic and its effective tax rate on earnings from operations for the year ended December 31, 2013, was 33.8%, compared with 39.4% and 33.6% (excluding the goodwill impairment charge) in 2012 and 2011, respectively. The goodwill impairment charge of $290 million at Ingalls in 2011 was non-cash and non-deductible for income tax purposes.The 2012 tax rate includes the impact of an $8 million unfavorable non-cash tax adjustment arising under the Tax Matters Agreement with Northrop Grumman.

For the year ended December 31, 2013, the Company's effective tax rate differed from the federal statutory rate primarily as a result of the domestic manufacturing deduction and enactment of the American Taxpayer Relief Act in January 2013, which retroactively extended the research and development tax credit through the end of 2013. The Company's effective tax rate for the year ended December 31, 2013, reflects the entire 2012 income tax benefit for the research and development tax credit, which expired at the end of 2011. For the year ended December 31, 2012, the Company's effective tax rate differed from the federal statutory tax rate primarily as a result of an $8 million non-cash tax adjustment arising under the Tax Matters Agreement with Northrop Grumman. The Company's effective tax rate can also differ from the federal statutory rate as a result of nondeductible expenditures.

Deferred state income taxes reflect the change in deferred state assets and liabilities in the relevant period. These amounts are recorded within operating income, while the current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

In connection with the spin-off, HII entered into a Tax Matters Agreement with Northrop Grumman that governs the respective rights, responsibilities, and obligations of Northrop Grumman and the Company with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local, and foreign income taxes, other taxes, and related tax returns. The Company is severally liable with Northrop Grumman for its income taxes for periods before the spin-off. HII is obligated to indemnify Northrop Grumman for tax adjustments that increase the Company's taxable income for periods before the spin-off and are of a nature that could result in a correlative reduction in HII's taxable income for periods after the spin-off. Northrop Grumman is obligated to indemnify HII for tax adjustments that decrease the Company's taxable income for periods before the spin-off and are of a nature that could result in a correlative increase in HII's taxable income for periods after the spin-off. These payment obligations only apply once the aggregate tax liability related to tax adjustments exceeds $5 million. Once the aggregate amount is exceeded, only the amount in excess of $5 million is ultimately required to be paid. In 2013 and 2012, HII incurred non-cash federal and state tax adjustments for items governed by the Tax Matters Agreement. The federal tax expense (benefit) adjustment is reported as a component of the tax expense, while the state tax expense (benefit) adjustment is treated as an allowable cost in the applicable period under the terms of the Company's existing contracts and is included in general and administrative expenses. See Note 20: Related Party Transactions and Former Parent Company Equity.

Federal income tax expense for the years ended December 31, 2013, 2012 and 2011, consisted of the following:

	Year Ended December 31
($ in millions)	2013	2012	2011
Income Taxes on Operations
Federal income taxes currently payable	$150	$49	$72
Change in deferred federal income taxes	(17)	46	24
Total federal income taxes	$133	$95	$96

Income tax expense differs from the amount expected using the statutory federal income tax rate applied to earnings (loss) before income taxes due to the following:

	Year Ended December 31
($ in millions)	2013	2012	2011
Income tax expense (benefit) on operations at statutory rate	$138	$84	$(2)
Goodwill impairment	—	—	101
Manufacturing deduction	(7)	(3)	(3)
Research tax credit	(2)	—	(4)
Wage credit	—	—	(1)
Tax Matters Agreement adjustment	—	8	(3)
Other, Net	4	6	8
Total federal income taxes	$133	$95	$96

Unrecognized Tax Benefits - Unrecognized tax benefits represent the gross value of the Company's uncertain tax positions that have not been reflected in the consolidated statements of operations. If the income tax benefits from federal tax positions are ultimately realized, such realization would affect the Company's income tax expense, whereas the realization of state tax benefits would be recorded in general and administrative expenses. The changes in unrecognized tax benefits (exclusive of interest and penalties) during the years ended December 31, 2013, 2012 and 2011 are summarized in the following table:

	December 31
($ in millions)	2013	2012	2011
Unrecognized tax benefits at beginning of the year	$19	$6	$14
Additions based on tax positions related to the current year	5	7	2
Additions based on tax positions of prior years	1	19	—
Reductions based on tax positions of prior years	(14)	(12)	—
Settlements	—	(1)	—
Spin-off	—	—	(10)
Net change in unrecognized tax benefits	(8)	13	(8)
Unrecognized tax benefits at end of the year	$11	$19	$6

As of December 31, 2013 and 2012, the estimated amount of the Company's uncertain tax positions, excluding interest and penalties, were liabilities of $11 million and $19 million, respectively. Assuming sustainment of these positions, as of December 31, 2013 and 2012, the reversal of $5 million and $1 million, respectively, of the amounts accrued would favorably affect the Company's effective federal income tax rate in future periods. Accrued interest and penalties with respect to unrecognized tax benefits were $3 million and $2 million as of December 31, 2013 and 2012, respectively.

During 2013, the Company recorded a reduction of $14 million related to a change approved by the IRS for the allocation of interest costs to long term construction contracts at Ingalls. This change is made on a prospective basis only and does not impact the tax returns filed for years prior to 2013. During 2011, the Company recorded a reduction of $10 million to its liability for uncertain tax positions relating to tax periods prior to the spin-off for which Northrop Grumman is the primary obligor.

The following table summarizes the tax years that are either currently under examination or remain open under the statute of limitations and subject to examination by the major tax jurisdictions in which the Company operates:

Jurisdiction	Years
United States	2007	-	2012
California	2007	-	2012
Louisiana	2009	-	2012
Mississippi	2009	-	2012
Virginia	2010	-	2012

Although the Company believes it has adequately provided for all uncertain tax positions, amounts asserted by taxing authorities could be greater than the Company's accrued position. Accordingly, additional provisions for federal and state income tax related matters could be recorded in the future as revised estimates are made or the underlying matters are effectively settled or otherwise resolved. Conversely, the Company could settle positions with the tax authorities for amounts lower than have been accrued. The Company believes it is reasonably possible that during the next 12 months the Company's liability for uncertain tax positions may decrease by approximately $3 million.

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. The IRS is currently conducting an examination of Northrop Grumman's consolidated tax returns, of which HII was part, for the years 2007 through the spin-off. During 2013 the Company entered into the pre-Compliance Assurance Process with the IRS for years 2011 and 2012. Open tax years related to state jurisdictions remain subject to examination. As of March 31, 2011, the date of the spin-off, the Company's liability for uncertain tax positions was approximately $4 million, net of federal benefit, which related solely to state income tax positions. Under the terms of the Separation Agreement, Northrop Grumman is obligated to reimburse HII for any settlement liabilities paid by HII to any government authority for tax periods prior to the spin-off, which include state income taxes. Accordingly, the Company has recorded in other assets a reimbursement receivable of approximately $4 million, net of federal benefit, related to uncertain tax positions for state income taxes as of the date of the spin-off.

On September 13, 2013, the Treasury Department and the Internal Revenue Service issued final regulations regarding the deduction and capitalization of amounts paid to acquire, produce, improve, or dispose of tangible personal property. These regulations are generally effective for tax years beginning on or after January 1, 2014. The application of these regulations will not have a material impact on our consolidated financial statements.
Deferred Income Taxes - Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. Such amounts are classified in the consolidated statements of financial position as current or non-current assets or liabilities based upon the classification of the related assets and liabilities.

The tax effects of significant temporary differences and carry-forwards that gave rise to year-end deferred federal and state tax balances, as presented in the consolidated statements of financial position, were as follows:

	December 31
($ in millions)	2013	2012
Deferred Tax Assets
Retirement benefits	$366	$794
Workers' compensation	248	239
Contract accounting differences	—	26
Provisions for accrued liabilities	36	27
Stock-based compensation	20	18
Other	16	37
Gross deferred tax assets	686	1,141
Less valuation allowance	12	21
Net deferred tax assets	674	1,120
Deferred Tax Liabilities
Depreciation and amortization	337	366
Contract accounting differences	45	—
Purchased intangibles	205	212
Gross deferred tax liabilities	587	578
Total net deferred tax assets	$87	$542

As of December 31, 2013, the Company had gross state income tax credit carry-forwards of approximately $22 million, which expire from 2014 through 2016. A deferred tax asset of approximately $15 million (net of federal benefit) has been established related to these state income tax credit carry-forwards, with a valuation allowance of $12 million against such deferred tax asset as of December 31, 2013.

Net deferred tax assets (liabilities) as presented in the consolidated statements of financial position were as follows:

	December 31
($ in millions)	2013	2012
Net current deferred tax assets	$170	$213
Net non-current deferred tax assets	—	329
Net non-current deferred tax liabilities	(83)	—
Total net deferred tax assets	$87	$542

14. DEBT

Long-term debt consisted of the following:

	December 31
($ in millions)	2013	2012
Term loan due March 30, 2016	$474	$525
Senior notes due March 15, 2018, 6.875%	600	600
Senior notes due March 15, 2021, 7.125%	600	600
Mississippi economic development revenue bonds due May 1, 2024, 7.81%	84	84
Gulf opportunity zone industrial development revenue bonds due December 1, 2028, 4.55%	21	21
Total long-term debt	1,779	1,830
Less current portion	79	51
Long-term debt, net of current portion	$1,700	$1,779

Credit Facility - In connection with the spin-off, the Company entered into the Credit Facility with third-party lenders. The Credit Facility is comprised of a five-year term loan facility of $575 million, which was funded on March 30, 2011, and a revolving credit facility of $650 million, which may be drawn upon during a period of five years from the date of the funding. The revolving credit facility includes a letter of credit subfacility of $350 million, and a swingline loan subfacility of $100 million. In November 2013, the Company amended and restated its existing Credit Facility to provide more favorable pricing terms and more flexibility under the Credit Facility’s restricted payment covenants. The term loan and revolving credit facility have a variable interest rate on outstanding borrowings based on the London Interbank Offered Rate ("LIBOR") plus a spread based upon the Company's leverage ratio. The current spread as of December 31, 2013, was 2.0% and may vary between 1.5% and 2.5%. The revolving credit facility also has a commitment fee rate on the unutilized balance based on the Company's leverage ratio. The current fee rate as of December 31, 2013, was 0.35% and may vary between 0.25% and 0.45%. As of December 31, 2013, approximately $28 million in letters of credit were issued but undrawn, and the remaining $622 million was unutilized.

The term loan facility requires principal payments in three-month intervals from the funding date, expected to be in an aggregate amount equal to 5% during each of the first year and the second year, 10% during the third year, 15% during the fourth year, and 65% during the fifth year, of which 5% is payable on each of the first three quarterly payment dates during such year, and the balance is payable on the term maturity date.

Each of the Company's existing and future domestic 100% owned subsidiaries, except for those that are specifically designated as unrestricted subsidiaries, are and will be guarantors under the Credit Facility and senior notes.

Senior Notes - In connection with the spin-off, the Company issued $600 million aggregate principal amount of 6.875% senior notes due March 15, 2018, and $600 million aggregate principal amount of 7.125% senior notes due March 15, 2021, in a private offering, at par, under an indenture dated March 11, 2011, between HII and The Bank of New York Mellon, as trustee. Pursuant to the terms of the registration rights agreement entered into in connection with the issuance of these senior notes, the Company completed on February 3, 2012, an exchange of $600 million aggregate principal amount of 6.875% senior notes due March 15, 2018, and $600 million aggregate principal amount of 7.125% senior notes due March 15, 2021, that are registered under the Securities Act of 1933, as amended, for all of the then outstanding unregistered senior notes.

The terms of the Credit Facility and senior notes limit the Company's ability and the ability of certain of HII's subsidiaries to: incur additional indebtedness, create liens, pay dividends or make distributions in respect of capital stock, purchase or redeem capital stock, make investments or certain other restricted payments, sell assets, enter into transactions with stockholders or affiliates and effect a consolidation or merger. As of December 31, 2013, the Company was limited to a total of $108 million for additional dividend payments and stock repurchases. The terms of the Credit Facility provide for periodic increases to these limits.

Performance of the Company's obligations under the senior notes, including any repurchase obligations resulting from a change of control, is fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by each of HII's existing and future domestic restricted subsidiaries that guarantees debt under the Credit Facility (the

"Subsidiary Guarantors"). The guarantees rank equally with all other unsecured and unsubordinated indebtedness of the guarantors. The Subsidiary Guarantors are each directly or indirectly 100% owned by HII. There are no significant restrictions on the ability of HII or any Subsidiary Guarantor to obtain funds from their respective subsidiaries by dividend or loan.

Mississippi Economic Development Revenue Bonds - As of December 31, 2013 and 2012, the Company had $84 million outstanding under Industrial Revenue Bonds issued by the Mississippi Business Finance Corporation. These bonds accrue interest at a fixed rate of 7.81% per annum (payable semi-annually) and mature in 2024. While repayment of principal and interest is guaranteed by Northrop Grumman Systems Corporation, HII has agreed to indemnify Northrop Grumman Systems Corporation for any losses related to the guaranty. In accordance with the terms of the bonds, the proceeds have been used to finance the construction, reconstruction, and renovation of the Company's interest in certain ship manufacturing and repair facilities, or portions thereof, located in the state of Mississippi.

Gulf Opportunity Zone Industrial Development Revenue Bonds - As of December 31, 2013 and 2012, the Company had $21 million outstanding under Gulf Opportunity Zone Industrial Development Revenue Bonds ("GO Zone IRBs") issued by the Mississippi Business Finance Corporation. These bonds accrue interest at a fixed rate of 4.55% per annum (payable semi-annually), and mature in 2028. In accordance with the terms of the bonds, the proceeds have been used to finance the construction, reconstruction, and renovation of the Company's interest in certain ship manufacturing and repair facilities, or portions thereof, located in the state of Mississippi.

The Company's debt arrangements contain customary affirmative and negative covenants, including a maximum total leverage ratio and a minimum interest coverage ratio. The Company was in compliance with all debt covenants during the year ended December 31, 2013.

The estimated fair value of the Company's total long-term debt, including current portions, at December 31, 2013 and December 31, 2012, was $1,897 million and $1,974 million, respectively. The fair value of the Company's long-term debt was calculated based on either recent trades of the Company's debt instruments in inactive markets or yields available on debt with substantially similar risks, terms, and maturities, which fall within Level 2 under the fair value hierarchy.

The aggregate amounts of principal payments due on long-term debt for each of the next five years and thereafter are:

($ in millions)
2014	$79
2015	108
2016	287
2017	—
2018	600
Thereafter	705
Total long-term debt	$1,779

15. INVESTIGATIONS, CLAIMS, AND LITIGATION

The Company is involved in legal proceedings before various courts and administrative agencies, and is periodically subject to government examinations, inquiries and investigations. Pursuant to FASB Accounting Standards Codification 450 Contingencies, the Company has accrued for losses associated with investigations, claims and litigation when, and to the extent that, loss amounts related to the investigations, claims and litigation are probable and can be reasonably estimated.  The actual losses that might be incurred to resolve such investigations, claims and litigation may be higher or lower than the amounts accrued. For matters where a material loss is probable or reasonably possible and the amount of loss cannot be reasonably estimated, but the Company is able to reasonably estimate a range of possible losses, the Company will disclose such estimated range in these notes. This estimated range is based on information currently available to the Company and involves elements of judgment and significant uncertainties. This estimated range of possible loss does not represent the Company's maximum possible loss exposure. For matters as to which the Company is not able to reasonably estimate a possible loss or range of loss, the Company is required to indicate the reasons why it is unable to estimate the possible loss or range of loss. For matters not specifically described in these notes, the Company does not believe, based on information currently available to it, that it is reasonably possible that the liabilities, if any, arising from such investigations, claims and litigation will have a material effect on its consolidated financial position, results of operations or cash flows. The Company has, in certain cases, provided disclosure regarding certain matters for which the Company believes at this time that the likelihood of material loss is remote.

False Claims Act Complaint - In January 2011, the U.S. Department of Justice ("DoJ") first informed the Company through Northrop Grumman of a False Claims Act complaint (the "Complaint") that was filed under seal in the U.S. District Court for the District of Columbia. The redacted copy of the Complaint the Company received alleges that, through largely unspecified fraudulent means, the Company and Northrop Grumman obtained federal funds that were restricted by law for the consequences of Hurricane Katrina, and used those funds to cover costs under certain shipbuilding contracts that were unrelated to Katrina and for which Northrop Grumman and the Company were not entitled to recovery under the contracts. The Complaint seeks monetary damages of at least $835 million, plus penalties, attorneys' fees and other costs of suit. Damages under the False Claims Act may be trebled upon a finding of liability.

In July 2012, the District Court entered an order permitting the Company to disclose certain information not included in the redacted copy of the Complaint received by the Company, including the date the Complaint was filed, the decision of the DoJ to decline intervention in the case, and the principal parties involved in the case. The Complaint was filed on June 2, 2010, by relators Gerald M. Fisher and Donald C. Holmes. On December 8, 2011, the DoJ filed a Notice of Election to Decline Intervention in the case. As of August 29, 2012, Gerald M. Fisher was no longer a relator in or party to this case. On February 28, 2013, the U.S. District Court for the District of Columbia granted the defendants' motion to transfer venue, and the case was transferred to the U.S. District Court for the Southern District of Mississippi. The Company has filed a motion to dismiss the case and a motion to disqualify relator Holmes, and all other matters are stayed pending resolution of the motion to dismiss.
Based upon a review to date of the information available to the Company, the Company believes that it has substantive defenses to the allegations in the Complaint, that the claims as set forth in the Complaint evidence a fundamental lack of understanding of the terms and conditions in the Company's shipbuilding contracts, including the post-Katrina modifications to those contracts, and the manner in which the parties performed in connection with the contracts, and that the claims as set forth in the Complaint lack merit. The Company, therefore, believes that the claims as set forth in the Complaint will not result in a material effect on its consolidated financial position, results of operations or cash flows. The Company intends to defend the matter vigorously, but the Company cannot predict what new or revised claims might be asserted or what information might come to light and can, therefore, give no assurances regarding the ultimate outcome.
U.S. Government Investigations and Claims - Departments and agencies of the U.S. Government have the authority to investigate various transactions and operations of the Company, and the results of such investigations may lead to administrative, civil or criminal proceedings, the ultimate outcome of which could be fines, penalties, repayments or compensatory or treble damages. U.S. Government regulations provide that certain findings against a contractor may also lead to suspension or debarment from future U.S. Government contracts or the loss of export privileges for a company or an operating division or subdivision. Any suspension or debarment would likely have a material effect on the Company because of its reliance on government contracts.

In January 2013, the Company disclosed to the DoD, including the U.S. Navy, and the U.S. Department of Homeland Security, including the U.S. Coast Guard, pursuant to the FAR, that it had initiated an internal investigation regarding whether certain employees at Ingalls mischarged time or misstated progress on U.S. Navy and U.S. Coast Guard contracts. The Company conducted an internal investigation, led by external counsel, and has taken remedial actions, including the termination of employees in instances where the Company believed grounds for termination existed. The Company is providing information regarding its investigation to the relevant government agencies. The Company agreed with the U.S. Navy and U.S. Coast Guard that they would initially withhold $24 million in payments on existing contracts pending receipt of additional information from the Company's internal investigation. The U.S. Navy has reduced its portion of the withhold from $18.2 million to $9.4 million, while expressing its view that the gross amount of potential mischarging may be $5.1 million. The U.S. Coast Guard informed the Company that it would be premature for the Coast Guard to reduce its $5.8 million portion of the withhold. Based on the results of its internal investigation, the Company estimates that the maximum amount of the mischarging is approximately $4 million. The Company is in discussions with its U.S. Government customers regarding the potential release of an additional portion of the withheld funds, but it cannot predict whether these customers will agree to a lower withhold amount. Depending upon the U.S. Government's assessment of the matters under investigation, the Company could be subject to significant civil penalties, criminal fines, and suspension or debarment from U.S. Government contracting. Although the Company does not currently believe that this matter will have a material effect on its financial condition, results of operations or cash flows, the Company cannot predict what new information might come to light in the future and can therefore give no assurances regarding the ultimate outcome of this matter.

Asbestos Related Claims - HII and its predecessors-in-interest are defendants in a longstanding series of cases that have been and continue to be filed in various jurisdictions around the country, wherein former and current employees and various third parties allege exposure to asbestos containing materials while on or associated with HII premises or while working on vessels constructed or repaired by HII. The cases allege various injuries, including those associated with pleural plaque disease, asbestosis, cancer, mesothelioma and other alleged asbestos related conditions. In some cases, several of HII's former executive officers are also named as defendants. In some instances, partial or full insurance coverage is available to the Company for its liability and that of its former executive officers. Although the Company believes the ultimate resolution of these cases will not have a material effect on its consolidated financial position, results of operations or cash flows, it cannot predict what new or revised claims or litigation might be asserted or what information might come to light and can, therefore, give no assurances regarding the ultimate outcome of asbestos related litigation.

Litigation - The Company is party to various claims and legal proceedings that arise in the ordinary course of business. Although the Company believes that the resolution of any of these various claims and legal proceedings will not have a material effect on its consolidated financial position, results of operations or cash flows, it cannot predict what new or revised claims or litigation might be asserted or what information might come to light and can, therefore, give no assurances regarding the ultimate outcome of these matters.

16. COMMITMENTS AND CONTINGENCIES

Contract Performance Contingencies - Contract profit margins may include estimates of revenues not contractually agreed to between the customer and the Company for matters such as settlements in the process of negotiation, contract changes, claims and requests for equitable adjustment for previously unanticipated contract costs. These estimates are based upon management's best assessment of the underlying causal events and circumstances, and are included in determining contract profit margins to the extent of expected recovery based on contractual entitlements and the probability of successful negotiation with the customer. As of December 31, 2013, the recognized amounts related to claims and requests for equitable adjustment are not material individually or in aggregate.

Guarantees of Performance Obligations - From time to time in the ordinary course of business, HII may enter into joint ventures, teaming and other business arrangements to support the Company's products and services as described in Note 12: Business Arrangements. The Company generally strives to limit its exposure under these arrangements to its investment in the arrangement, or to the extent of obligations under the applicable contract. In some cases, however, HII may be required to guarantee performance of the arrangement's obligations and, in such cases, generally obtains cross-indemnification from the other members of the arrangement. As of December 31, 2013, the Company was not aware of any existing event of default that would require HII to satisfy any of these guarantees.

Environmental Matters - The estimated cost to complete environmental remediation has been accrued where it is probable that the Company will incur such costs in the future to address environmental conditions at currently or formerly owned or leased operating facilities, or at sites where it has been named a Potentially Responsible Party ("PRP") by the Environmental Protection Agency or similarly designated by another environmental agency, and the related costs can be estimated by management. These accruals do not include any litigation costs related to environmental matters, nor do they include amounts recorded as asset retirement obligations. To assess the potential impact on the Company's consolidated financial statements, management estimates the range of reasonably possible remediation costs that could be incurred by the Company, taking into account currently available facts on each site, as well as the current state of technology and prior experience in remediating contaminated sites. These estimates are reviewed periodically and adjusted to reflect changes in facts and technical and legal circumstances. Management estimates that as of December 31, 2013, the probable future cost for environmental remediation is $2 million, which is accrued in other current liabilities. Factors that could result in changes to the Company's estimates include: modification of planned remedial actions, increases or decreases in the estimated time required to remediate, changes to the determination of legally responsible parties, discovery of more extensive contamination than anticipated, changes in laws and regulations affecting remediation requirements, and improvements in remediation technology. Should other PRPs not pay their allocable share of remediation costs, the Company may incur costs exceeding those already estimated and accrued. In addition, there are certain potential remediation sites where the costs of remediation cannot be reasonably estimated. Although management cannot predict whether new information gained as projects progress will materially affect the estimated liability accrued, management does not believe that future remediation expenditures will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

Financial Arrangements - In the ordinary course of business, HII uses standby letters of credit issued by commercial banks and surety bonds issued by insurance companies principally to support the Company's self-insured workers' compensation plans. As of December 31, 2013, the Company had $28 million in standby letters of credit issued but undrawn as noted in Note 14: Debt and $352 million of surety bonds outstanding.

U.S. Government Claims - From time to time, the U.S. Government advises the Company of claims and penalties concerning certain potential disallowed costs. When such findings are presented, the Company and U.S. Government representatives engage in discussions to enable HII to evaluate the merits of these claims, as well as to assess the amounts being claimed. The Company does not believe that the outcome of any such matters will have a material effect on its consolidated financial position, results of operations, or cash flows.

Collective Bargaining Agreements - Of the Company's 38,000 employees, approximately 50% are covered by a total of nine collective bargaining agreements. Three collective bargaining agreements covering represented employees in Newport News expire in April 2014, June 2014 and July 2017, and five collective bargaining agreements covering represented employees in Pascagoula and Gulfport expire in March 2015. The collective bargaining agreement covering Avondale represented employees was indefinitely extended upon its last expiration.

Collective bargaining agreements generally expire after three to five years and are subject to renegotiation at that time. The Company does not expect the results of these negotiations, either individually or in the aggregate, to have a material effect on the Company's consolidated results of operations.

Purchase Obligations - Periodically the Company enters into agreements to purchase goods or services that are enforceable and legally binding on it and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of open purchase order commitments to vendors and subcontractors pertaining to funded contracts.

Operating Leases - Rental expense for operating leases for the years ended December 31, 2013, 2012 and 2011, was $46 million, $45 million and $44 million, respectively. These amounts are net of immaterial amounts of sublease rental income. Minimum rental commitments under long-term non-cancellable operating leases for each of the years 2014 through 2018 and thereafter are:

($ in millions)
2014	$27
2015	23
2016	19
2017	14
2018	12
Thereafter	41
Total	$136

17. IMPACTS FROM HURRICANES

In August 2005, the Company's Ingalls operations were significantly impacted by Hurricane Katrina, and the Company's shipyards in Louisiana and Mississippi sustained significant windstorm damage from the hurricane. As a result of the storm, the Company incurred costs to replace or repair destroyed or damaged assets, suffered losses under its contracts, and incurred substantial costs to clean up and recover its operations. At the time of the storm, the Company had an insurance program that provided coverage for, among other things, property damage, business interruption impact on net profitability, and costs associated with clean-up and recovery. The Company recovered a portion of its Hurricane Katrina claim from certain of its participating program insurers in prior periods. In 2013, the Company resolved litigation against its remaining insurer, Factory Mutual Insurance Company ("FM Global"), arising out of a disagreement concerning the coverage of certain losses related to Hurricane Katrina.  Under the settlement agreement with FM Global, FM Global made a cash payment of $180 million to the Company and the Company agreed to release its claim against FM Global, resulting in a total recovery from the Company's insurers of $677.5 million for its Hurricane Katrina claim.

In January 2011, the Company, through a predecessor-in-interest, filed suit in Superior Court in California against Aon Risk Insurance Services West, Inc. ("Aon"), which acted as broker to the predecessor-in-interest in connection with the policy with FM Global, seeking damages for breach of contract, professional negligence and negligent misrepresentation, as well as declaratory relief. Those damages include over $200 million in damages unrecovered from FM Global plus costs, legal fees and expenses incurred in the lawsuit against FM Global, as well as interest. In January 2014, the Company amended its complaint to allege fraud and seek punitive damages. No assurances can be provided as to the ultimate outcome of the matter. If, however, the claims are successful, the potential impact to the Company's consolidated financial position, results of operations and cash flows would be favorable.

In February 2013, the Company submitted a certified claim requesting a final decision on the allowability and allocability of certain post-Katrina depreciation and other Katrina-related expenses and on the apportionment of insurance proceeds. In October 2013, the Company received a Contracting Officer's Final Decision ("COFD") disallowing certain post-Katrina depreciation costs and other Katrina-related expenses, as well as providing direction on the apportionment of Katrina-related insurance recoveries. The Company has the right to appeal the COFD and is currently evaluating its options, however, the 2013 financial results reflect disallowances as indicated in the COFD. The Company recorded a net $64 million favorable impact to operating income for the year ended December 31, 2013, for hurricane insurance recoveries and customer direction on disallowances and  apportionment of Katrina related insurance recoveries discussed above.

18. EMPLOYEE PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company provides defined benefit pension and postretirement benefit plans and defined contribution pension benefit plans to eligible employees. Plan obligations are measured based on the present value of projected future benefit payments to participants for services rendered to date. The measurement of projected future benefits is dependent on the terms of each individual plan, demographics, and valuation assumptions. No assumption is made regarding any potential changes to the benefit provisions beyond those to which the Company is currently committed, for example under existing collective bargaining agreements.

Benefits accruing under the traditional years of service and compensation formula were grandfathered and, since 2009, have been replaced with a cash balance feature. Except for major collectively bargained plans, our qualified defined benefit pension plans are frozen to new entrants. The Company's policy is to fund its qualified defined benefit pension plans at least to the minimum amounts required under U.S. Government regulations.

The Company sponsors 401(k) defined contribution plans in which most employees, including certain union employees, are eligible to participate. Company contributions for most defined contribution plans are based on the matching of employee contributions up to 4% of eligible compensation. Certain hourly employees are covered under a target benefit plan. In addition to the 401(k) defined contribution benefit formula, non-union represented employees hired after June 30, 2008, are eligible to participate in a defined contribution program in lieu of a defined benefit pension plan. The Company's contributions to the qualified defined contribution plans for the years ended December 31, 2013, 2012 and 2011, were $61 million, $56 million and $55 million, respectively.

The Company provides supplemental pension plans for certain officers. The related liability was $104 million and $113 million as of December 31, 2013 and 2012, respectively. Certain of these plans are funded through rabbi trusts.

The Company provides contributory postretirement health care and life insurance benefits to a dominantly closed group of eligible employees, retirees, and their qualifying dependents. Covered employees achieve eligibility to participate in these contributory plans upon retirement from active service if they meet specified age, years of service, and grandfathered requirements. Benefits are not guaranteed, and the Company reserves the right to amend or terminate coverage at any time. The Company's contributions for health care benefits are subject to caps, which limit Company contributions when spending thresholds are reached.

The measurement date for all of the Company's retirement plans is December 31. The cost of the Company's defined benefit plans and other postretirement plans for the years ended December 31, 2013, 2012 and 2011, was as follows:

	Pension Benefits			Other Benefits
	Year Ended December 31			Year Ended December 31
($ in millions)	2013	2012	2011	2013	2012	2011
Components of Net Periodic Benefit Cost
Service cost	$147	$133	$125	$21	$15	$15
Interest cost	215	212	199	33	40	44
Expected return on plan assets	(289)	(267)	(266)	—	—	—
Amortization of prior service cost (credit)	18	12	12	(21)	(7)	(7)
Amortization of net actuarial loss (gain)	118	77	33	16	13	12
Curtailments	(1)	—	—	—	—	—
Net periodic benefit cost	$208	$167	$103	$49	$61	$64

The funded status of the Company's plans as of December 31, 2013 and 2012, was as follows:

	Pension Benefits		Other Benefits
	December 31		December 31
($ in millions)	2013	2012	2013	2012
Change in Benefit Obligation
Benefit obligation at beginning of year	$5,061	$4,123	$965	$835
Service cost	147	133	21	15
Interest cost	215	212	33	40
Plan participants' contributions	9	8	18	18
Plan amendments	66	—	(145)	(11)
Actuarial loss (gain)	(600)	728	(220)	118
Benefits paid	(154)	(138)	(59)	(55)
Curtailments	(14)	(5)	—	—
Medicare Part D subsidy	—	—	3	5
Benefit obligation at end of year	4,730	5,061	616	965
Change in Plan Assets
Fair value of plan assets at beginning of year	3,745	3,238	—	1
Gain on plan assets	405	396	—	—
Employer contributions	305	239	38	31
Plan participants' contributions	9	8	18	18
Benefits paid	(154)	(138)	(59)	(55)
Transfers	—	2	—	—
Medicare Part D subsidy	—	—	3	5
Fair value of plan assets at end of year	4,310	3,745	—	—
Funded status	$(420)	$(1,316)	$(616)	$(965)

Amounts Recognized in the Consolidated Statements of Financial Position:
Pension plan assets	$124	$—	$—	$—
Current liability (1)	(15)	(15)	(139)	(166)
Non-current liability (2)	(529)	(1,301)	(477)	(799)
Accumulated other comprehensive loss (income) (pre-tax) related to:
Prior service costs (credits)	124	75	(152)	(27)
Net actuarial loss (gain)	847	1,694	50	286

(1)	Included in other current liabilities and current portion of postretirement plan liabilities, respectively.

(2)	Included in pension plan liabilities and other postretirement plan liabilities, respectively.

The Projected Benefit Obligation ("PBO"), Accumulated Benefit Obligation ("ABO"), and asset values for the Company's qualified pension plans were $4,626 million, $4,202 million, and $4,310 million, respectively, as of December 31, 2013, and $4,948 million, $4,431 million, and $3,745 million, respectively, as of December 31, 2012. The PBO represents the present value of pension benefits earned through the end of the year, with allowance for future salary increases. The ABO is similar to the PBO, but does not provide for future salary increases.

The PBO and fair value of plan assets for all qualified and non-qualified pension plans with PBOs in excess of plan assets were $3,633 million and $3,088 million, respectively, as of December 31, 2013, and $5,061 million and $3,745 million, respectively, as of December 31, 2012.

The ABO and fair value of plan assets for all qualified and non-qualified pension plans with ABOs in excess of plan assets were $1,581 million and $1,444 million, respectively, as of December 31, 2013, and $3,616 million and

$2,802 million, respectively, as of December 31, 2012. The ABO for all pension plans was $4,294 million and $4,529 million as of December 31, 2013 and 2012, respectively.

The changes in amounts recorded in accumulated other comprehensive income (loss) are as follows:

	Pension Benefits			Other Benefits
	Year Ended December 31			Year Ended December 31
($ in millions)	2013	2012	2011	2013	2012	2011
Prior service cost (credit)	$(66)	$—	$—	$145	$11	$—
Amortization of prior service cost (credit)	18	12	12	(21)	(7)	(7)
Net actuarial loss (gain)	716	(599)	(573)	220	(118)	(16)
Amortization of net actuarial loss (gain)	118	77	33	16	13	12
Other	12	7	1	1	(1)	—
Total changes in accumulated other comprehensive income (loss)	$798	$(503)	$(527)	$361	$(102)	$(11)

The amounts in accumulated other comprehensive income (loss) as of December 31, 2013, expected to be recognized as components of net periodic expense in 2014 are as follows:

($ in millions)	Pension Benefits	Other Benefits
Prior service cost (credit)	$19	$(26)
Net loss	40	—
Total	$59	$(26)

Health Care Cost Trend Rate - The health care cost trend rate represents the annual rates of change in the cost of health care benefits based on estimates of health care inflation, changes in health care utilization or delivery patterns, technological advances, government mandated benefits, and other considerations. Using a combination of market expectations and economic projections, including the effect of health care reform, on December 31, 2013, the Company selected an expected initial health care cost trend rate of 7.33% and an ultimate health care cost trend rate of 5.00% reached in 2022. On December 31, 2012, the Company assumed an expected initial health care cost trend rate of 7.67% and an ultimate health care cost trend rate of 5.00% reached in 2021.

The weighted average assumptions used to determine the net periodic benefit costs were as follows:

	Pension Benefits
($ in millions)	2013	2012	2011
Assumptions Used to Determine Benefit Cost for the Year Ended December 31:
Discount rate	4.27%	5.23%	5.84%
Expected long-term rate on plan assets	7.50%	8.00%	8.50%
Rate of compensation increase	3.66%	3.64%	3.43%

	Other Benefits
($ in millions)	2013	2012	2011
Assumptions Used to Determine Benefit Cost for the Year Ended December 31:
Discount rate	4.02%	4.94%	5.58%
Initial health care cost trend rate assumed for next year	7.67%	8.00%	8.00%
Gradually declining to a rate of	5.00%	5.00%	5.00%
Year in which the rate reaches the ultimate rate	2021	2018	2017

The weighted average assumptions used to determine the benefit obligations were as follows:

	Pension Benefits		Other Benefits
	December 31		December 31
($ in millions)	2013	2012	2013	2012
Assumptions Used to Determine Benefit Obligations at December 31:
Discount rate	5.27%	4.24%	5.03%	4.04%
Rate of compensation increase	3.69%	3.66%
Initial health care cost trend rate assumed for next year			7.33%	7.67%
Gradually declining to a rate of			5.00%	5.00%
Year in which the rate reaches the ultimate rate			2022	2021

A one percent change in the assumed health care cost trend rates would have the following effects on 2013 results:

	1 Percentage Point
($ in millions)	Increase	Decrease
Effect on postretirement benefit expense	$2	$(2)
Effect on postretirement benefit obligations	25	(24)

The Employee Retirement Income Security Act of 1974 ("ERISA"), including amendments under the Pension Protection Act of 2006 and the Moving Ahead for Progress in the 21st Century Act, defines the minimum amount that must be contributed to the Company's qualified defined benefit pension plans. In determining whether to make discretionary contributions to these plans above the minimum required amounts, the Company considers various factors, including attainment of the funded percentage needed to avoid benefit restrictions and other adverse consequences, minimum CAS funding requirements, and the current and anticipated future funding levels of each plan. The Company's contributions to its qualified defined benefit pension plans are affected by a number of factors, including published IRS interest rates, the actual return on plan assets, actuarial assumptions, and demographic experience. These factors and the Company's resulting contributions also impact the plans' funded status. The Company made the following minimum and discretionary contributions to its pension and other postretirement plans in the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31
($ in millions)	2013	2012	2011
Pension plans
Qualified minimum	$—	$64	$—
Discretionary
Qualified	301	172	—
Non-qualified	4	3	3
Other benefit plans	38	31	33
Total contributions	$343	$270	$36

For the year ending December 31, 2014, the Company expects its cash contributions to its qualified defined benefit pension plans to be $123 million, all of which will be discretionary. For the year ending December 31, 2014, the Company expects its cash contributions to its postretirement benefit pension plans to be approximately $35 million.

In March 2013, the Company concluded negotiations on one of its collective bargaining agreements, which required an amendment to one of the Company's pension plans. As a result of the amendment, the remeasurement of the plan increased the pension liability and pre-tax accumulated other comprehensive loss by approximately $30 million.

In May 2013, the Company amended its postretirement benefit plans for salaried post-65 participants, which replaced a Company-sponsored indemnity plan with coverage offered through a third-party vendor and permanently capped the Company's contributions. As a result of the amendment, the remeasurement of the plans decreased the postretirement liability and pre-tax accumulated other comprehensive loss by approximately $177 million.

The following table presents estimated future benefit payments, using the same assumptions used in determining the Company's benefit obligations as of December 31, 2013. Benefit payments depend on future employment and compensation levels, years of service, and mortality. Changes in any of these factors could significantly affect these estimated amounts.

		Other Benefits
($ in millions)	Pension Benefits	Benefit Payments	Subsidy Receipts
2014	$163	$35	$—
2015	178	37	—
2016	194	40	—
2017	212	42	—
2018	231	46	—
Years 2019 to 2023	$1,464	$262	$2

Pension Plan Assets

Pension assets include public equities, government and corporate bonds, cash and cash equivalents, private real estate funds, hedge funds, and other assets. Plan assets are held in a master trust and overseen by the Company's Investment Committee. All assets are externally managed through a combination of active and passive strategies. Managers may only invest in the asset classes for which they have been appointed.

The Investment Committee is responsible for setting the policy that provides the framework for management of the plan assets. The plans' Investment Committee has set the minimum and maximum permitted values for each asset class in the Company's pension plan master trust for the year ended December 31, 2013, as follows:

	Range
U.S. equities	27	-	43%
International equities	13	-	27%
Long bonds	25	-	50%
Alternative investments	5	-	15%

The general objectives of the Company's pension asset strategy are to earn a rate of return over time to satisfy the benefit obligations of the plans, meet minimum ERISA funding requirements, and maintain sufficient liquidity to pay benefits and address other cash requirements within the master trust. Specific investment objectives include reducing the volatility of pension assets relative to benefit obligations, achieving a competitive, total investment return, achieving diversification between and within asset classes, and managing other risks. Investment objectives for each asset class are determined based on specific risks and investment opportunities identified. Decisions regarding investment policies and asset allocation are made with the understanding of the historical and prospective return and risk characteristics of various asset classes, the effect of asset allocations on funded status, future Company contributions, and projected expenditures, including benefits. The Company updates its asset allocations periodically. The Company uses various analytics to determine the optimal asset mix and considers plan obligation characteristics, duration, liquidity characteristics, funding requirements, expected rates of return, regular rebalancing, and the distribution of returns. Actual allocations to each asset class could vary from target allocations due to periodic investment strategy changes, short-term market value fluctuations, the length of time it takes to fully implement investment allocation positions, such as real estate and other alternative investments, and the timing of benefit payments and Company contributions.

Taking into account the asset allocation ranges, the investment fiduciary determines the specific allocation of the master trust's investments within various asset classes. The master trust utilizes select investment strategies, which are executed through separate account or fund structures with external investment managers who demonstrate experience and expertise in the appropriate asset classes and styles. The selection of investment managers is done with careful evaluation of all aspects of performance and risk, demonstrated fiduciary responsibility, investment management experience, and a review of the investment managers' policies and processes. Investment performance is monitored frequently against appropriate benchmarks and tracked to compliance guidelines with the assistance of third party consultants and performance evaluation tools and metrics.

Plan assets are stated at fair value. The Company employs a variety of pricing sources to estimate the fair value of its pension plan assets, including independent pricing vendors, dealer or counterparty-supplied valuations, third-party appraisals, appraisals prepared by the Company's investment managers, or other experts.

Investments in equity securities, common and preferred, are valued at the last reported sales price when an active market exists. Securities for which official or last trade pricing on an active exchange is available are classified as Level 1. If closing prices are not available, securities are valued at the last trade price, if deemed reasonable, or a broker's quote in a non-active market, and are typically categorized as Level 2.

Investments in fixed-income securities are generally valued by independent pricing services or dealers who make markets in such securities. Pricing methods are based upon market transactions for comparable securities and various relationships between securities that are generally recognized by institutional traders and typically are categorized as Level 2. Fixed-income securities categorized as Level 3 typically are priced by dealers and pricing services that use pricing models that incorporate unobservable inputs.

Investments in hedge funds generally do not have readily available market quotations and are estimated at fair value, which primarily utilizes Net Asset Values ("NAV") or the equivalent, as a practical expedient, as reported by the investment manager. Hedge funds usually have restrictions on redemptions that might affect the ability to sell the investment at NAV in the short term, and valuations might lag by up to three months. Accordingly, these investments are typically classified as Level 3.

Real estate funds are typically valued through updated independent third-party appraisals, which are adjusted for changes in cash flows, market conditions, property performance, and leasing status. Since real estate funds do not have readily available market quotations, they are generally valued at NAV or its equivalent, as a practical expedient, as reported by the asset manager. Redemptions from real estate funds are also subject to various restrictions. Accordingly, these investments are classified as Level 3.

Management reviews independently appraised values, audited financial statements, and additional pricing information to evaluate the net asset values. For the very limited group of investments for which market quotations are not readily available or for which the above valuation procedures are deemed not to reflect fair value, additional information is obtained from the investment manager and evaluated internally to determine whether any adjustments are required to reflect fair value.

The Company might be unable to quickly liquidate some assets at amounts close or equal to fair value in order to meet the plans' liquidity requirements or respond to specific events such as the creditworthiness of any particular issuer or counterparty. Illiquid assets are generally long-term investments that complement the long-term nature of the Company's pension obligations and are generally not used to fund benefit payments in the short term. Management monitors liquidity risk on an ongoing basis and has procedures designed to maintain flexibility in troubled markets.

The master trust has considerable investments in fixed income securities for which changes in the relevant interest rate of a particular instrument might result in the inability to secure similar returns upon the maturity or sale. Changes in prevailing interest rates might result in an increase or decrease in fair value of the instrument. Investment managers are permitted to use interest rate swaps and other financial derivatives to manage interest rate risk.

Counterparty risk is the risk that a counterparty to a financial instrument held by the master trust will default on its commitment. Counterparty risk is generally related to over-the-counter derivative instruments used to manage risk exposure to interest rates on long-term debt securities. Certain agreements with counterparties employ set-off agreements, collateral support arrangements, and other risk mitigation practices designed to reduce the net credit risk exposure in the event of a counterparty default. Credit policies and processes are in place to manage concentrations of risk by seeking to undertake transactions with large well-capitalized counterparties and by monitoring the creditworthiness of these counterparties.

The fair value of the Company's retirement plan assets by asset category and by valuation hierarchy Level as described in Note 2: Summary of Significant Accounting Policies were as follows:

	December 31, 2013
($ in millions)	Total	Level 1	Level 2	Level 3
Asset Category
Equity
U.S. equities (1)	$1,546	$249	$1,297	$—
International equities (1)	860	382	478	—
Fixed Income
U.S. government	156	—	156	—
U.S. agency	180	—	180	—
Non-U.S. government	66	—	66	—
Investment grade (2)	871	—	871	—
Asset backed	65	—	65	—
Non-investment grade (3)	39	—	39	—
Cash and cash equivalents (4)	75	2	73	—
Hedge funds	257	—	—	257
Real estate fund	188	—	—	188
Other (5)	7	—	7	—
Total assets at fair value	$4,310	$633	$3,232	$445

(1)	U.S. and international equity securities include investments in small, medium, and large capitalization stocks of public companies held in separately managed accounts or commingled trust funds.

(2)	Investment grade fixed income securities include corporate bonds rated Baa3/BBB- or higher by one or more rating agencies.

(3)	Non-investment grade fixed income securities include corporate bonds consistently rated below Baa3/BBB- by one or more rating agencies and a high yield commingled fund.

(4)
Cash and cash equivalents are highly liquid short-term investment funds and include net receivables and payables of the trust. These funds are available for immediate use to fund daily operations, execute investment policies, and serve as a temporary investment vehicle. The Company's plan asset allocation policy does not include cash.

(5)	Other investments include swaps, options, collateral, and insurance contracts.

	December 31, 2012
($ in millions)	Total	Level 1	Level 2	Level 3
Asset Category
Equity
U.S. equities (1)	$1,222	$192	$1,030	$—
International equities (1)	694	306	388	—
Fixed Income
U.S. government	368	—	368	—
U.S. agency	186	—	186	—
Non-U.S. government	57	—	57	—
Investment grade (2)	692	—	692	—
Asset backed	74	—	74	—
Non-investment grade (3)	33	—	33	—
Cash and cash equivalents (4)	73	18	55	—
Hedge funds	181	—	—	181
Real estate fund	162	—	—	162
Other (5)	3	—	3	—
Total assets at fair value	$3,745	$516	$2,886	$343

(1)	U.S. and international equity securities include investments in small, medium, and large capitalization stocks of public companies held in separately managed accounts or commingled trust funds.

(2)	Investment grade fixed income securities include corporate bonds rated Baa3/BBB- or higher by one or more rating agencies.

(3)	Non-investment grade fixed income securities include corporate bonds consistently rated below Baa3/BBB- by one or more rating agencies and a high yield commingled fund.

(4)
Cash and cash equivalents are highly liquid short-term investment funds. These funds are available for immediate use to fund daily operations, execute investment policies, and serve as a temporary investment vehicle. The Company's plan asset allocation policy does not include cash.

(5)	Other investments include futures, swaps, options, and insurance contracts.

The master trust limits the use of derivatives through direct or separate account investments, such that the derivatives used are liquid and able to be readily valued in the market. Derivative usage in separate account structures is limited to hedging purposes or to gain market exposure in a non-speculative manner. The net fair market value of the master trust's derivatives through direct or separate account investments was $4 million and less than $1 million as of December 31, 2013 and 2012, respectively.

The following tables summarize the changes in Level 3 retirement plan assets measured at fair value for the years ended December 31, 2013 and 2012.

		Return on plan assets
		Attributable to Assets Held at December 31, 2013
	Fair Value at December 31, 2012		Attributable to Assets Sold			Transfers		Fair Value at December 31, 2013
						Into	(Out) of
($ in millions)				Purchases	Sales	Level 3	Level 3
Asset Category:
Hedge funds	$181	$16	$—	$60	$—	$—	$—	$257
Real estate fund	162	26	—	—	—	—	—	188
Total Level 3 fair value	$343	$42	$—	$60	$—	$—	$—	$445

		Return on plan assets
		Attributable to Assets Held at December 31, 2012
	Fair Value at December 31, 2011		Attributable to Assets Sold			Transfers		Fair Value at December 31, 2012
						Into	(Out) of
($ in millions)				Purchases	Sales	Level 3	Level 3
Asset Category:
Hedge funds	$149	$12	$—	$20	$—	$—	$—	$181
Real estate fund	—	12	—	150	—	—	—	162
Total Level 3 fair value	$149	$24	$—	$170	$—	$—	$—	$343

19. STOCK COMPENSATION PLANS

As of December 31, 2013, HII had stock-based compensation awards outstanding under the following plans: the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan (the "2011 Plan") and the Huntington Ingalls Industries, Inc. 2012 Long-Term Incentive Stock Plan (the "2012 Plan").

Stock Compensation Plans

On March 23, 2012, the Company's board of directors adopted the 2012 Plan, subject to stockholder approval, and the Company's stockholders approved the 2012 Plan on May 2, 2012. The 2012 award grants made on or after May 2, 2012, were made under the 2012 Plan. The 2012 award grants made prior to May 2, 2012, were made under the 2011 Plan. No future grants will be made under the 2011 Plan.

The 2012 Plan permits awards of stock options, stock appreciation rights, and other stock awards. Each stock option grant is made with an exercise price of not less than 100% of the closing price of HII's common stock on the date of grant. Stock awards, in the form of RPSRs and RSRs, are granted to key employees and members of the board of directors without payment to the Company. The fair value of the performance-based stock awards is determined based on the closing market price of HII's common stock on the grant date. For purposes of measuring compensation expense, the number of shares ultimately expected to vest is estimated at each reporting date based on management's expectations regarding the relevant performance and/or service criteria. The 2012 Plan authorized (i) 3.4 million new shares; plus (ii) any shares subject to outstanding awards under the 2011 Plan that are subsequently forfeited to the Company; plus (iii) any shares subject to outstanding awards under the 2011 Plan that are subsequently exchanged by the participant as full or partial payment to the Company in connection with any such award or exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any such award. As of December 31, 2013, the remaining aggregate number of shares of the Company's common stock authorized for issuance under the 2012 Plan was 2.8 million.

The 2011 Plan permitted the awards of stock options, stock appreciation rights, and other stock awards. Each stock option grant was made with an exercise price of not less than 100% of the closing price of HII's common stock on the date of grant, with the exception of options issued at the time of the spin-off in exchange for Northrop Grumman stock options. Stock awards, in the form of RPSRs and RSRs, were granted to key employees and members of the board of directors without payment to the Company. The fair value of the performance-based stock awards was determined based on the closing market price of HII's common stock on the grant date. For purposes of measuring compensation expense, the number of shares ultimately expected to vest is estimated at each reporting date based on management's expectations regarding the relevant performance and/or service criteria.

In addition to the grants resulting from the conversion of Northrop Grumman awards discussed below, the Company issued the following awards in the years ended December 31, 2013, 2012 and 2011:

Restricted Performance Stock Rights - For the year ended December 31, 2013, the Company granted approximately 0.4 million RPSRs at a weighted average share price of $44.67. These rights are subject to cliff vesting on December 31, 2015. For the year ended December 31, 2012, the Company granted approximately 0.6 million RPSRs at a weighted average share price of $34.71. These rights are subject to cliff vesting on December 31, 2014. For the year ended December 31, 2011, the Company granted approximately 0.5 million RPSRs at a weighted average share price of $41.45. These rights were fully vested as of December 31, 2013. All of the RPSRs are subject to the achievement of performance-based targets at the end of the respective vesting periods. Based upon the Company's results measured against such targets, between 0% and 200% of the original stated grant are expected to ultimately vest.

Restricted Stock Rights - In connection with the spin-off, retention stock awards were granted to key employees to ensure a successful transition and business continuity. On March 31, 2011, the Company granted 0.7 million restricted stock rights at a share price of $41.50, with cliff vesting three years from the grant date. As of December 31, 2013, 0.6 million restricted stock rights were outstanding.

Stock Rights - The Company granted stock rights to its non-employee directors on January 2, 2013, April 1, 2013, July 1, 2013, and October 1, 2013, with each grant less than 10,000 shares. The Company granted stock rights to its non-employee directors on January 2, 2012, April 2, 2012, July 2, 2012, and October 2, 2012, with each grant less than 10,000 shares. In connection with the spin off, the Company granted 36,000 stock rights to its non-employee directors. Additional grants of stock rights were made to non-employee directors on April 1, 2011, July 2, 2011, and October 3, 2011, with each grant less than 10,000 shares. All stock rights granted to non-employee directors are fully vested on the grant date, but shares to settle such vested stock rights are not issued until the end of a non-employee director's service on the board.

Effect of the Spin-Off

Prior to the spin-off, HII's current and former employees participated in certain of Northrop Grumman's stock-based award plans (the "Northrop Grumman Plan"). As of the date of the spin-off, the shares, options, and rights under the Northrop Grumman Plan were converted to shares, options, and rights under the 2011 Plan. The conversion was effected so that the outstanding stock-based awards held by the Company's current and former employees on the distribution date were adjusted to reflect the value of the distribution, such that the intrinsic value of the awards was not diluted at the time of, and due to, the separation. This was achieved using the conversion rate included in the spin-off agreement. Unless otherwise stated, share amounts and share prices detailed below were retroactively adjusted to reflect the impact of the conversion. The Company measured the fair value of the awards immediately before and after the conversion, and there was no incremental compensation expense associated with the conversion.

The following is a description of the Northrop Grumman Plan awards, which were converted into awards under the 2011 Plan.

Converted Stock Options - As of the date of the spin-off, outstanding options held by HII's current and former employees under the Northrop Grumman Plan were converted to options of HII under the 2011 Plan. Based on the conversion factor of 1.65, included in the spin-off agreement, approximately 1.0 million options in the Northrop Grumman Plan were converted into approximately 1.6 million options under the 2011 Plan, approximately 1.4 million of which were fully vested at the time of conversion. Outstanding stock options granted prior to 2008 generally vest in 25% increments over four years from the grant date and expire ten years after the grant date. Stock options granted in 2008 and later vest in 33% increments over three years from the grant date and expire seven years after the grant date. The cumulative intrinsic value of the options at conversion was maintained in the conversion, and totaled $15 million at March 31, 2011.

Converted Restricted Performance Stock Rights - As of the date of the spin-off, outstanding RPSRs in the Northrop Grumman Plan were converted to 1.2 million RPSRs of HII under the 2011 Plan. Under the Northrop Grumman Plan, those rights were subject to performance criteria, which impact the ultimate number of shares that vest. Upon conversion, a portion of the performance factors for these converted RPSRs were fixed based on the achievement of pre-spin-off targets under the Northrop Grumman Plan and continued to vest subject to continued service. The remaining portion of the performance factors for these converted RPSRs were subject to continued performance targets established by the Company. All converted RPSRs were fully vested as of December 31, 2013.

Compensation Expense

The Company recorded $44 million, $41 million and $46 million of expense related to stock-based compensation in the years ended December 31, 2013, 2012 and 2011, respectively, of which $44 million, $40 million and $45 million, respectively, related to stock awards and $1 million in each of the years ended December 31, 2012 and 2011, related to stock options. The Company recorded $17 million, $16 million and $16 million as a tax benefit related to stock-based compensation in the years ended December 31, 2013, 2012 and 2011, respectively.

The Company recognized tax benefits in the years ended December 31, 2013, 2012 and 2011, of $32 million, $14 million and $10 million, respectively, from the issuance of stock in settlement of RPSRs and RSRs, and $4 million, $1 million and $2 million in the years ended December 31, 2013, 2012 and 2011, respectively, from the exercise of stock options.

Unrecognized Compensation Expense

As of December 31, 2013, the Company had no unrecognized compensation expense related to stock option awards. Compensation expense for stock options was fully recognized as of December 31, 2013.

In addition, as of December 31, 2013, the Company had $2 million of unrecognized compensation expense associated with the RSRs granted in 2011, which will be recognized over a period of 0.3 years, and $21 million of unrecognized expense associated with the RPSRs granted in 2013, 2012 and 2011, which will be recognized over a weighted average period of 1.5 years.

Stock Options

Compensation expense for the outstanding converted stock options was determined at the time of grant by Northrop Grumman. No options were granted during the years ended December 31, 2013, 2012 and 2011. The fair value of the stock option awards is expensed on a straight-line basis over the vesting period of the options. The fair value of each of the stock option awards was estimated on the date of grant using a Black-Scholes option pricing model.

The stock option activity for the years ended December 31, 2013, 2012 and 2011, was as follows:

	Shares Under Option (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($ in millions)
Outstanding at March 31, 2011	1,647	$34.05	3.6 years	$—
Exercised	(64)	28.10
Outstanding at December 31, 2011	1,583	33.27	2.9 years	(3)
Exercised	(405)	33.04
Canceled and Forfeited	(12)	34.01
Outstanding at December 31, 2012	1,166	34.67	2.6 years	12
Exercised	(346)	29.66
Canceled and Forfeited	(1)	28.51
Outstanding at December 31, 2013	819	$35.01	2.1 years	$45
Vested at December 31, 2013	819	$35.01	2.1 years	$45

The intrinsic value of options exercised during the years ended December 31, 2013, 2012 and 2011, was $11 million, $3 million and less than $1 million, respectively. Intrinsic value is measured using the fair market value at the date of exercise for options exercised or at period end for outstanding options, less the applicable exercise price. The Company issued new shares to satisfy exercised options.

Stock Awards

Stock awards include RPSRs, RSRs, and stock rights. The fair value of stock awards is determined based on the closing market price of the Company's common stock on the grant date. Compensation expense for stock awards is measured based on the grant date fair value and recognized over the vesting period, generally three years.

For purposes of measuring compensation expense, the amount of shares ultimately expected to vest is estimated at each reporting date based on management's expectations regarding the relevant service or performance criteria.

The stock award activity for the years ended December 31, 2013, 2012 and 2011, was as follows:

	Stock Awards (in thousands)	Weighted-Average Grant Date Fair Value	Weighted Average Remaining Contractual Term
Outstanding at March 31, 2011	1,237	$31.89	1.3 years
Granted	1,213	41.38
Adjustment due to performance	483	35.91
Vested	(827)	27.23
Forfeited	(16)	39.67
Outstanding at December 31, 2011	2,090	39.69	1.8 years
Granted	581	36.04
Adjustment due to performance	164	37.25
Vested	(881)	37.27
Forfeited	(53)	40.01
Outstanding at December 31, 2012	1,901	39.92	1.4 years
Granted	456	46.51
Adjustment due to performance	315	41.41
Vested	(931)	41.41
Forfeited	(68)	40.23
Outstanding at December 31, 2013	1,673	$40.92	1.0 year

Vested awards include stock awards that fully vest during the year based on the level of achievement of the relevant performance goals. The performance goals for outstanding RPSRs granted in 2013 are based on two metrics as defined in the grant agreements: earnings before interest, taxes, depreciation, amortization, and pension weighted at 50% and pension-adjusted return on invested capital weighted at 50%. The performance goals for outstanding RPSRs granted in 2012 and 2011 are based on two metrics as defined in the grant agreements: cumulative operating margin weighted at 50% and cumulative free cash flow weighted at 50%.

20. RELATED PARTY TRANSACTIONS AND FORMER PARENT COMPANY EQUITY

Northrop Grumman Transitional Services - Post-Spin-Off

In connection with the spin-off, HII entered into a Transition Services Agreement with Northrop Grumman, under which Northrop Grumman or certain of its subsidiaries provided HII at cost with certain enterprise shared services (including information technology, resource planning, financial, procurement, and human resource services), benefits support services, and other specified services. The term of the Transition Services Agreement ended on October 9, 2012. For the years ended December 31, 2012 and 2011, costs incurred for these services under the Transition Services Agreement were approximately $20 million and $75 million, respectively.

Allocation of General Corporate Expenses - Pre-Spin-Off

The consolidated financial statements for the period from January 1, 2011, to March 30, 2011, the date of the spin-off, reflect an allocation of general corporate expenses from Northrop Grumman. These costs were historically allocated to HII's contracts, unless prohibited by the FAR, and generally fall into one of the following categories:

Northrop Grumman management and support services - This category includes costs for functions such as human resources, treasury, risk management, internal audit, finance, tax, legal, executive office, and other administrative support. Human resources, employee benefits administration, treasury, and risk management were generally allocated to the Company based on relative gross payroll dollars; internal audit was generally allocated based on audit hours incurred related to the Company; and the remaining costs were generally allocated using a three-factor-formula that considered the Company's relative amounts of revenues, payroll, and average asset balances as compared with the total value of these factors for all Northrop Grumman entities utilizing these support services (the

"Three Factor Formula"). The consolidated financial statements include Northrop Grumman management and support services allocations totaling $32 million for the year ended December 31, 2011.

Shared services and infrastructure costs - This category includes costs for functions such as information technology support, systems maintenance, telecommunications, procurement and other shared services while HII was a subsidiary of Northrop Grumman. These costs were generally allocated to the Company using the Three Factor Formula or based on usage. The consolidated financial statements reflect shared services and infrastructure costs allocations totaling $80 million for the year ended December 31, 2011.

Northrop Grumman-provided benefits - This category includes costs for group medical, dental and vision insurance, 401(k) savings plan, pension and postretirement benefits, incentive compensation and other benefits. These costs were generally allocated to the Company based on specific identification of the benefits provided to Company employees participating in these benefit plans. The consolidated financial statements include Northrop Grumman-provided benefits allocations totaling $169 million for the year ended December 31, 2011.

Management believes that the methods of allocating these costs are reasonable, consistent with past practices, and in conformity with cost allocation requirements of CAS or the FAR.

Related Party Sales and Cost of Sales

Prior to the spin-off, HII purchased and sold certain products and services from and to other Northrop Grumman entities. Purchases of products and services from these affiliated entities, which were recorded at cost, were $44 million for the year ended December 31, 2011. Sales of products and services to these entities were $1 million for the year ended December 31, 2011.

Former Parent's Equity in Unit

Transactions between HII and Northrop Grumman prior to the spin-off have been included in the consolidated financial statements and were effectively settled for cash at the time the transaction was recorded. The net effect of the settlement of these transactions is reflected as Former Parent's Equity in Unit in the consolidated statement of changes in equity.

21. UNAUDITED SELECTED QUARTERLY DATA

Unaudited quarterly financial results for the years ended December 31, 2013 and 2012, are set forth in the following tables:

	Year Ended December 31, 2013
($ in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales and service revenues	$1,562	$1,683	$1,637	$1,938
Operating income (loss)	95	116	127	174
Earnings (loss) before income taxes	65	87	99	143
Net earnings (loss)	44	57	69	91
Dividends declared per share	$0.10	$0.10	$0.10	$0.20
Basic earnings (loss) per share	$0.88	$1.14	$1.38	$1.86
Diluted earnings (loss) per share	$0.87	$1.12	$1.36	$1.82

	Year Ended December 31, 2012
($ in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales and service revenues	$1,568	$1,721	$1,596	$1,823
Operating income (loss)	80	106	66	106
Earnings (loss) before income taxes	50	77	37	77
Net earnings (loss)	33	50	13	50
Dividends declared per share	$—	$—	$—	$0.10
Basic earnings (loss) per share	$0.67	$1.01	$0.26	$1.01
Diluted earnings (loss) per share	$0.67	$1.00	$0.26	$0.98

22. SUBSIDIARY GUARANTORS

Performance of the Company's obligations under the senior notes, including any repurchase obligations resulting from a change of control, is fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by each of HII's existing and future domestic restricted subsidiaries that guarantees debt under the Credit Facility. The guarantees rank equally with all other unsecured and unsubordinated indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantors are each directly or indirectly 100% owned by HII.

Set forth below are the condensed consolidating statements of operations and comprehensive income for the years ended December 31, 2013 and 2012, condensed consolidating statements of financial position as of December 31, 2013, and December 31, 2012, and the condensed consolidating statements of cash flows for the years ended December 31, 2013 and 2012, for HII, its aggregated subsidiary guarantors and its aggregated non-guarantor subsidiaries:

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2013
($ in millions)	Huntington Ingalls Industries, Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales and service revenues
Product sales	$—	$5,801	$—	$—	$5,801
Service revenues	—	1,019	24	(24)	1,019
Total sales and service revenues	—	6,820	24	(24)	6,820
Cost of sales and service revenues
Cost of product sales	—	4,695	—	—	4,695
Cost of service revenues	—	888	24	(24)	888
Income (loss) from operating investments, net	—	14	—	—	14
General and administrative expenses	—	739	—	—	739
Operating income (loss)	—	512	—	—	512
Interest expense	(110)	(8)	—	—	(118)
Equity in earnings (loss) of subsidiaries	334	—	—	(334)	—
Earnings (loss) before income taxes	224	504	—	(334)	394
Federal income taxes	(37)	170	—	—	133
Net earnings (loss)	$261	$334	$—	$(334)	$261
Other comprehensive income (loss), net of tax	705	705	—	(705)	705
Comprehensive income (loss)	$966	$1,039	$—	$(1,039)	$966

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2012
($ in millions)	Huntington Ingalls Industries, Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales and service revenues
Product sales	$—	$5,755	$—	$—	$5,755
Service revenues	—	953	19	(19)	953
Total sales and service revenues	—	6,708	19	(19)	6,708
Cost of sales and service revenues
Cost of product sales	—	4,827	—	—	4,827
Cost of service revenues	—	802	19	(19)	802
Income (loss) from operating investments, net	—	18	—	—	18
General and administrative expenses	—	739	—	—	739
Operating income (loss)	—	358	—	—	358
Interest expense	(111)	(6)	—	—	(117)
Equity in earnings (loss) of subsidiaries	213	—	—	(213)	—
Earnings (loss) before income taxes	102	352	—	(213)	241
Federal income taxes	(44)	139	—	—	95
Net earnings (loss)	$146	$213	$—	$(213)	$146
Other comprehensive income (loss), net of tax	(364)	(364)	—	364	(364)
Comprehensive income (loss)	$(218)	$(151)	$—	$151	$(218)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31, 2011
($ in millions)	Huntington Ingalls Industries, Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales and service revenues
Product sales	$—	$5,676	$—	$—	$5,676
Service revenues	—	899	—	—	899
Total sales and service revenues	—	6,575	—	—	6,575
Cost of sales and service revenues
Cost of product sales	—	4,794	—	—	4,794
Cost of service revenues	—	777	—	—	777
Income (loss) from operating investments, net	—	20	—	—	20
General and administrative expenses	—	634	—	—	634
Goodwill impairment	—	290	—	—	290
Operating income (loss)	—	100	—	—	100
Interest expense	(89)	(15)	—	—	(104)
Equity in earnings (loss) of subsidiaries	(42)	—	—	42	—
Earnings (loss) before income taxes	(131)	85	—	42	(4)
Federal income taxes	(31)	127	—	—	96
Net earnings (loss)	$(100)	$(42)	$—	$42	$(100)
Other comprehensive income (loss), net of tax	(330)	(330)	—	330	(330)
Comprehensive income (loss)	$(430)	$(372)	$—	$372	$(430)

CONDENSED CONSOLIDATING STATEMENTS OF FINANCIAL POSITION

	December 31, 2013
($ in millions)	Huntington Ingalls Industries, Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$1,042	$—	$1	$—	$1,043
Accounts receivable, net	—	1,123	—	—	1,123
Inventoried costs, net	—	311	—	—	311
Deferred income taxes	—	170	—	—	170
Prepaid expenses and other current assets	—	30	5	(6)	29
Total current assets	1,042	1,634	6	(6)	2,676
Property, plant, and equipment, net	—	1,897	—	—	1,897
Other Assets
Goodwill	—	881	—	—	881
Other purchased intangibles, net of accumulated amortization	—	528	—	—	528
Pension plan asset	—	124	—	—	124
Miscellaneous other assets	35	84	—	—	119
Investment in subsidiaries	3,295	—	—	(3,295)	—
Intercompany receivables	—	1,152	—	(1,152)	—
Total other assets	3,330	2,769	—	(4,447)	1,652
Total assets	$4,372	$6,300	$6	$(4,453)	$6,225

Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$—	$337	$—	$—	$337
Accrued employees’ compensation	—	230	—	—	230
Current portion of long-term debt	79	—	—	—	79
Current portion of workers’ compensation liabilities	—	230	—	—	230
Current portion of postretirement plan liabilities	—	139	—	—	139
Advance payments and billings in excess of revenues	—	115	—	—	115
Other current liabilities	25	237	6	(6)	262
Total current liabilities	104	1,288	6	(6)	1,392
Long-term debt	1,595	105	—	—	1,700
Other postretirement plan liabilities	—	477	—	—	477
Pension plan liabilities	—	529	—	—	529
Workers’ compensation liabilities	—	419	—	—	419
Deferred tax liabilities	—	83	—	—	83
Other long-term liabilities	—	104	—	—	104
Intercompany liabilities	1,152	—	—	(1,152)	—
Total liabilities	2,851	3,005	6	(1,158)	4,704
Stockholders’ equity	1,521	3,295	—	(3,295)	1,521
Total liabilities and stockholders’ equity	$4,372	$6,300	$6	$(4,453)	$6,225

CONDENSED CONSOLIDATING STATEMENTS OF FINANCIAL POSITION

	December 31, 2012
($ in millions)	Huntington Ingalls Industries, Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$1,056	$—	$1	$—	$1,057
Accounts receivable, net	—	905	—	—	905
Inventoried costs, net	—	288	—	—	288
Deferred income taxes	—	213	—	—	213
Prepaid expenses and other current assets	—	22	4	(5)	21
Total current assets	1,056	1,428	5	(5)	2,484
Property, plant, and equipment, net	—	2,034	—	—	2,034
Other Assets
Goodwill	—	881	—	—	881
Other purchased intangibles, net of accumulated amortization	—	548	—	—	548
Miscellaneous other assets	39	406	—	—	445
Investment in subsidiaries	2,282	—	—	(2,282)	—
Intercompany receivables	—	960	—	(960)	—
Total other assets	2,321	2,795	—	(3,242)	1,874
Total assets	$3,377	$6,257	$5	$(3,247)	$6,392

Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$—	$377	$—	$—	$377
Accrued employees’ compensation	—	235	—	—	235
Current portion of long-term debt	51	—	—	—	51
Current portion of workers’ compensation liabilities	—	216	—	—	216
Current portion of postretirement plan liabilities	—	166	—	—	166
Advance payments and billings in excess of revenues	—	134	—	—	134
Other current liabilities	25	180	5	(5)	205
Total current liabilities	76	1,308	5	(5)	1,384
Long-term debt	1,674	105	—	—	1,779
Other postretirement plan liabilities	—	799	—	—	799
Pension plan liabilities	—	1,301	—	—	1,301
Workers’ compensation liabilities	—	403	—	—	403
Other long-term liabilities	—	59	—	—	59
Intercompany liabilities	960	—	—	(960)	—
Total liabilities	2,710	3,975	5	(965)	5,725
Stockholders’ equity	667	2,282	—	(2,282)	667
Total liabilities and stockholders’ equity	$3,377	$6,257	$5	$(3,247)	$6,392

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2013
($ in millions)	Huntington Ingalls Industries, Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(72)	$308	$—	$—	$236
Investing Activities
Additions to property, plant, and equipment	—	(139)	—	—	(139)
Proceeds from insurance settlement	—	58	—	—	58
Net cash provided by (used in) investing activities	—	(81)	—	—	(81)
Financing Activities
Repayment of long-term debt	(51)	—	—	—	(51)
Debt issuance costs	(5)	—	—	—	(5)
Repurchases of common stock	(119)	—	—	—	(119)
Dividends paid	(25)	—	—	—	(25)
Proceeds from stock option exercises	7	—	—	—	7
Excess tax benefit related to stock-based compensation	—	24	—	—	24
Cash sweep/funding by parent	251	(251)	—	—	—
Net cash provided by (used in) financing activities	58	(227)	—	—	(169)
Change in cash and cash equivalents	(14)	—	—	—	(14)
Cash and cash equivalents, beginning of period	1,056	—	1	—	1,057
Cash and cash equivalents, end of period	$1,042	$—	$1	$—	$1,043

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2012
($ in millions)	Huntington Ingalls Industries, Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(62)	$393	$1	$—	$332
Investing Activities
Additions to property, plant, and equipment	—	(162)	—	—	(162)
Net cash provided by (used in) investing activities	—	(162)	—	—	(162)
Financing Activities
Repayment of long-term debt	(29)	—	—	—	(29)
Repurchases of common stock	(1)	—	—	—	(1)
Dividends paid	(5)	—	—	—	(5)
Proceeds from stock option exercises	7	—	—	—	7
Cash sweep/funding by parent	231	(231)	—	—	—
Net cash provided by (used in) financing activities	203	(231)	—	—	(28)
Change in cash and cash equivalents	141	—	1	—	142
Cash and cash equivalents, beginning of period	915	—	—	—	915
Cash and cash equivalents, end of period	$1,056	$—	$1	$—	$1,057

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2011
($ in millions)	Huntington Ingalls Industries, Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(47)	$575	$—	$—	$528
Investing Activities
Additions to property, plant, and equipment	—	(197)	—	—	(197)
Net cash provided by (used in) investing activities	—	(197)	—	—	(197)
Financing Activities
Proceeds from issuance of long-term debt	1,775	—	—	—	1,775
Repayment of long-term debt	(22)	—	—	—	(22)
Debt issuance costs	(54)	—	—	—	(54)
Repayment of notes payable to former parent and accrued interest	—	(954)	—	—	(954)
Dividend to former parent in connection with spin-off	(1,429)	—	—	—	(1,429)
Proceeds from stock option exercises	2	—	—	—	2
Net transfers from (to) former parent	—	1,266	—	—	1,266
Cash sweep/funding by parent	690	(690)	—	—	—
Net cash provided by (used in) financing activities	962	(378)	—	—	584
Change in cash and cash equivalents	915	—	—	—	915
Cash and cash equivalents, beginning of period	—	—	—	—	—
Cash and cash equivalents, end of period	$915	$—	$—	$—	$915

23. SUBSEQUENT EVENT

On January 2, 2014, the Company completed the acquisition of the outstanding equity of The S.M. Stoller Corporation ("Stoller"), a privately held company, pursuant to a stock purchase agreement ("Purchase Agreement") between Huntington Ingalls Industries Energy and Environmental Services, Inc., a newly formed Delaware corporation and wholly owned subsidiary of HII, and Stoller Holdings, LLC (“Stoller Holdings”), the sole stockholder of Stoller. Stoller is a provider of environmental, nuclear, and technical consulting and engineering services to the Department of Energy, Department of Defense, and the private sector. The acquisition is consistent with the Company's strategy to utilize its nuclear and energy related expertise developed through its shipbuilding activities to expand our position in the energy marketplace.

The Company funded the acquisition with cash on hand. The initial aggregate purchase price of $53.7 million may increase or decrease subject to a net working capital adjustment, and did not include any contingent consideration. An aggregate of $7.7 million of the purchase price was placed into escrow to satisfy potential indemnification obligations of Stoller Holdings. The escrowed funds will be released in varying amounts periodically over 45 months following the closing date. The Company incurred approximately $0.6 million of acquisition costs in connection with the transaction, which are included within general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income for the year ended December 31, 2013.

The Company has not completed the purchase price allocation to the underlying assets and liabilities due to potential adjustments upon finalization of the net working capital adjustment and the fair value of the assets acquired and liabilities assumed. The Company anticipates that the majority of the purchase price will be allocated to goodwill and other intangible assets.